Exhibit 10.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of the 29th day of August, 2006 (the “Effective Date”) by and between NovaCal Pharmaceuticals, Inc., a California corporation, having its principal place of business at 5980 Horton Street, Suite 550, Emeryville, California 94608 (“NovaCal”) and Alcon Manufacturing, Ltd., a Texas partnership, having its principal place of business at 6201 S. Freeway, Fort Worth, Texas 76134-2099 (“Alcon”). NovaCal and Alcon are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A. NovaCal has developed certain proprietary technologies related to Aganocide Compounds, including those certain drug candidates referred to as [***] and [***].

B. Alcon is a leader in the discovery, development, and commercialization of pharmaceutical products.

C. NovaCal and Alcon wish to collaborate to develop and obtain regulatory approval for, and commercialize, on a global basis pharmaceutical products incorporating [***] and/or other Licensed Compounds (as defined below) resulting from the collaboration for applications in the Field, with Alcon having primary responsibility for marketing and selling such products throughout the world, all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration to the receipt and sufficiency of which is hereby acknowledged, NovaCal and Alcon hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings given in this Article 1 when used in this Agreement:

1.1 “Adverse Drug Reaction” shall have the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 CFR Sections 312.32 and 314.80.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.2 “Affiliate” shall mean, with respect to a subject entity, another entity that controls, is controlled by or is under common control with such subject entity, for so long as such control exists. For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).

1.3 “Aganocide Compound” shall mean [***].

1.4 “Agreement Wind-Down Period” shall have the meaning assigned in Section 12.5.1(b).

1.5 “Alcon Indemnities” shall have the meaning assigned in Section 11.4.1.

1.6 “Asia” shall have the meaning assigned in Section 5.4.1(a).

1.7 “Collaboration” shall mean all activities performed by or on behalf of each Party under this Agreement, including all activities of each Party under any Plan. For clarity, during the Exclusivity Period all activities performed by or on behalf of either Party directed toward the Field shall be deemed in respect of the Collaboration.

1.8 “Co-Marketing Partner” shall have the meaning assigned in Section 5.4.1(a).

1.9 “Commercialization” shall mean, with respect to a particular Licensed Product in the Field, any and all processes and activities conducted to establish and maintain sales for such Licensed Product (including with respect to reimbursement and patient access), including offering for sale, selling (including launch), marketing (including education and advertising activities), promoting, storing, transporting, distributing, and importing such Licensed Product. For clarity, Commercialization shall exclude all Discovery, Development and Manufacturing processes and activities. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.10 “Commercialization Plan” shall have the meaning assigned in Section 5.2.

1.11 “Commercially Reasonable Efforts” shall mean, with respect to a Party, a commitment by or on behalf of such Party of sustained, continued and active efforts and level of resources and urgency applied by such Party to a certain activity or activities that is consistent with such Party’s practices for its other pharmaceutical products of a similar stage of product life, safety, efficacy and commercial potential, but in no event less than the high professional standards and level of efforts, resources and urgency applied by other pharmaceutical companies of similar size to their high-priority development candidates and pharmaceutical products of a similar stage of product life, safety, efficacy and commercial potential. Without limiting the foregoing, Commercially Reasonable

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Efforts shall require the applicable Party to: (i) promptly assign responsibilities for activities for which it responsible to specific employee(s) that are held accountable for the progress, monitoring and completion of such activities, (ii) set and consistently seek to achieve meaningful objectives for carrying out such activities, and (iii) consistently make and implement decisions and allocate the full complement of resources necessary or appropriate to advance progress with respect to and complete such objectives in an expeditious manner.

1.12 “Common Compound” shall mean a Development Compound that NovaCal (itself or through one or more Third Parties) is developing (including preclinical development) or commercializing for applications outside of the Field. As used in this Section 1.12, the term “developing” shall have the meaning indicated for the term “Development” in Section 1.22.

1.13 “Competing Product” shall have the meaning assigned in Section 8.4.7.

1.14 “Competing Program” shall have the meaning assigned in Section 7.4.3.

1.15 “Compound Improvement” shall have the meaning assigned in Section 9.1.2.

1.16 “Confidential Information” shall have the meaning assigned in Section 10.1.

1.17 “Control” shall mean, with respect to particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party.

1.18 “Cooperating Party” shall have the meaning assigned in Section 10.4.2.

1.19 “Coordination Committee” shall have the meaning assigned in Section 2.1.1.

1.20 “Cover, Covered or Covering” shall have the meaning assigned in Section 8.4.4(b).

1.21 “Data” shall mean any and all research and development data, such as preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data, in each case specifically directed to, or used in the Development of, a Licensed Product and Controlled by a Party during the Term.

1.22 “Development” shall mean, with respect to any Licensed Product in the Field, any and all processes and activities conducted to file for, obtain and maintain Marketing Approvals for such Licensed Product after the designation of the Development Compound incorporated therein in accordance with Section 3.4, which may involve preclinical testing, ADME (absorption, distribution, metabolism and excretion) and toxicology studies, clinical trials (including trials for additional indications in the Field for a Licensed Product for which a Marketing Approval has been obtained), quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, regulatory affairs, and further activities related to development of such Licensed Product. For clarity, Development shall exclude all Discovery, Manufacturing and Commercialization processes and activities. “Develop” and “Developing” shall have their correlative meanings.

1.23 “Development Compound” shall mean any Licensed Compound that is designated as a Development Compound by the Coordination Committee in accordance with Section 3.4.

1.24 “Development Plan” shall have the meaning assigned in Section 4.2.1.

1.25 “Development Program” shall have the meaning assigned in Section 4.1.2.

1.26 “Discovery” shall mean, with respect to an Aganocide Compound, any and all processes and activities conducted to discover, generate, identify, and optimize such Aganocide Compound to meet criteria established therefor by the Coordination Committee from time to time or otherwise taken with respect to such Aganocide Compound prior to its designation as a Development Compound pursuant to Section 3.4. For clarity, Discovery shall exclude all Development, Manufacturing and Commercialization processes and activities. “Discover” and “Discovering” shall have their correlative meanings.

1.27 “Discovery Research Plan” shall have the meaning assigned in Section 3.2.

1.28 “Discovery Research Program” shall have the meaning assigned in Section 3.1.

1.29 “Enabling Party” shall have the meaning assigned in Section 6.2.3.

1.30 “Enforcement Action” shall have the meaning assigned in Section 9.4.

1.31 “Exclusivity Period” shall mean the period commencing on the Effective Date and expiring on the [***] anniversary following the end of the Funding Term.

1.32 “FDA” shall mean the United States Food and Drug Administration or any successor entity.

1.33 “Field” shall mean, collectively, the Ophthalmic Sub-Field, Otic Sub-Field and Sinus Sub-Field, in each case subject to Sections 7.2 and 12.5.2. The Ophthalmic Sub-Field, Otic Sub-Field and Sinus Sub-Field may each be referred to herein, individually, as a “Sub-Field”.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.33.1 “Ophthalmic Sub-Field” shall mean any pharmaceutical product or medical device incorporating a Licensed Compound for applications in or on the eye in humans, including without limitation contact lens solutions and ophthalmic solutions containing a Licensed Compound as a preservative.

1.33.2 “Otic Sub-Field” shall mean any pharmaceutical product or medical device incorporating a Licensed Compound for the prevention or treatment of infections in the ear in humans and solutions containing a Licensed Compound as a preservative for the ear in humans. For clarity, such pharmaceutical products or medical devices indicated for the treatment of otitis externa, including acute otitis externa (AOE), are considered products for the prevention or treatment of infections in the ear and thus a part of the Otic Sub-Field. (For purposes of this Agreement: “infections” shall include any infection, whether bacterial, viral, fungal or any combination thereof; and “treatment” of an infection shall include the reduction or elimination of biofilm associated with such infection.)

1.33.3 “Sinus Sub-Field” shall mean any pharmaceutical product or medical device incorporating a Licensed Compound for the prevention or treatment of infections in the paranasal sinuses in humans and solutions containing a Licensed Compound as a preservative for the paranasal sinuses in humans, but excluding products for the treatment or prevention of infections of the nares.

1.34 “Filing Party” shall have the meaning assigned in Section 6.2.3.

1.35 “FTE” shall mean a full time equivalent person year (consisting of a total of 1,880 hours per year) of scientific work on or related to the Discovery Research Program or Development Program. Scientific work on or related to the Discovery Research Program or Development Program shall include those tasks and activities described in the Discovery Research Plan or the Development Plans, as applicable, together with related managerial and preparation activities.

1.36 “FTE Rate” shall mean [***] per year per FTE, subject to adjustment as set forth in Section 8.2.

1.37 “Funding Term” shall mean the period commencing on the Effective Date and expiring on the later of: (i) the [***]anniversary of the Effective Date, or (ii) if Alcon elects to extend the Funding Term beyond the [***] anniversary of the Effective Date under Section 8.2.3, the end of the last Funding Term Extension so elected; provided that the Funding Term shall in all events terminate upon an earlier termination of this Agreement in accordance with Article 12.

1.38 “Funding Term Extension” shall have the meaning assigned in Section 8.2.3.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.39 “GAAP” shall mean then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles, in each case consistently applied.

1.40 “GLP” shall mean the then-current good laboratory practice (or similar standards) for the performance of laboratory activities for pharmaceutical products as are required by any Regulatory Authority in the applicable jurisdiction.

1.41 “GMP” shall mean the then-current good manufacturing practice (or similar standards) for the manufacture of pharmaceutical products applicable to a Licensed Product as are required by the Regulatory Filings and approvals for such Product in the applicable jurisdiction, including any IND, MAA or Marketing Approval.

1.42 “IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3 or similar application (i.e., a filing that must be made prior to commencing clinical testing in humans) filed with a Regulatory Authority in another jurisdiction.

1.43 “IND Enabling Studies” shall mean, with respect to Licensed Product for one or more particular indications in the Field, those studies that are reasonably necessary to file an IND for such Licensed Product with the applicable Regulatory Authority to initiate human clinical trials with such Licensed Product for such indications. Such studies shall include those designed to provide information on microbiology, pharmacology, safety (toxicology) and CMC (chemistry, manufacturing and controls). Additional information on in-vivo models of efficacy, PK (pharmacokinetics) and ADME (adsorption, distribution, metabolism and secretion) may also be included.

1.44 “Indemnify” shall have the meaning assigned in Section 11.4.1.

1.45 “Infringing Product” shall have the meaning assigned in Section 9.4.

1.46 “Initiation” shall have the meaning assigned in Section 8.3.1(b)(ii).

1.47 “Know-How” shall mean information and tangible materials comprising (i) ideas, discoveries, inventions, improvements or trade secrets, (ii) techniques, methods, formulas, processes and Data, and (iii) compositions of matter, including Licensed Compounds and Development Compounds, in each case that are reasonably necessary for the Development, Manufacture and Commercialization of a Licensed Product. Know-How shall not include any Patent rights with respect thereto.

1.48 “Licensed Compound” shall mean any Aganocide Compound that: (i) is Controlled by NovaCal as of the Effective Date, including [***]; (ii) is Discovered by NovaCal during the Exclusivity Period; or (iii) is Controlled by NovaCal during the Exclusivity Period.

1.49 “Licensed Product” shall mean any (i) pharmaceutical product that incorporates a Development Compound as one of its ingredients, or (ii) medical device that that incorporates a Development Compound as one of its ingredients. For avoidance of doubt, references to Licensed Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Licensed Product.

1.50 “Losses” shall have the meaning assigned in Section 11.4.1.

1.51 “Major Market” shall mean any of the following: Canada, France, Germany, Italy, Spain, United Kingdom or the United States.

1.52 “Manufacturing” shall mean, with respect to Licensed Product in the Field, any and all processes and activities conducted for the GLP or GMP manufacture of such Licensed Product in final dosage form (but not the Development Compound (i.e., the active pharmaceutical ingredient) therein) for Development or Commercialization thereof, including formulating a Development Compound into the final dosage form of the Licensed Product incorporating such Development Compound, packaging, labeling and other finishing activities, quality control and assurance testing, formulation development and other activities performed in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of an IND, in each case with respect to such Licensed Product. For clarity, Manufacturing shall exclude all Discovery, Development and Commercialization processes and activities, as well as process and activities directed to the manufacture of Development Compounds alone (i.e., not as part of a Licensed Product). “Manufacture” shall have the correlative meaning.

1.53 “Manufacturing Cost” shall have the meaning assigned in Exhibit 6.1.4.

1.54 “Marketing Approval” shall mean, with respect to Licensed Product for a particular indication in a particular jurisdiction, approval by the applicable Regulatory Authority of an MAA for such Licensed Product for such indication, together with pricing approval in jurisdictions where pricing is established by the Regulatory Authority or other governmental agency. Notwithstanding the foregoing, if approval of such MAA is not required to market the Licensed Product in such jurisdiction, Marketing Approval shall be deemed to have occurred for a particular indication for a Licensed Product in such jurisdiction upon the first commercial sale of such Licensed Product in such jurisdiction with labeling for such indication.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.55 “Marketing Approval Application” or “MAA” shall mean a New Drug Application (as defined in 21 C.F.R. § 314.50 et. seq.) or similar filing, or a comparable filing for authorization to initiate marketing activities in a jurisdiction other than the United States, in each case with respect to a Licensed Product in the Territory.

1.56 “Marketing Partner” shall mean a Third Party to whom a Party has granted rights to: (i) market and sell a Licensed Product on such Third Party’s own behalf; or (ii) promote, co-promote or otherwise offer to sell a Licensed Product on such Third Party’s own behalf. For clarity, a Marketing Partner shall not include: (A) any Third Party marketing or selling a Licensed Product on behalf of a Party (i.e. where such Party books sales and bears the risk of loss associated with non-payment); (B) any Third Party Manufacturing a Licensed Product for sale by a Party; or (C) any other subcontractor.

1.57 “Milestone Event” shall have the meaning assigned in Section 8.3.

1.58 “Milestone Payment” shall have the meaning assigned in Section 8.3.

1.59 “MTA” shall have the meaning assigned in Section 13.6.

1.60 “Net Sales” shall mean the gross invoiced price for Licensed Products sold by Alcon, its Affiliates or a Marketing Partner (the “Selling Party”) to independent, unaffiliated Third Parties and recognized in the accounting records of the Selling Party as sales, less the following deductions from such gross amounts: (i) normal and customary trade, cash and other quantity discounts and allowances actually allowed and taken; (ii) credits or allowances actually granted to the customer for damaged goods, returns, recalls, rebates or rejections of Licensed Products; (iii) sales, use, excise or ad valorem taxes (to the extent borne by Selling Party and separately stated on the invoice and included in the computation of gross sales); (iv) Third Party cash rebates and chargebacks related to sales of the Licensed Product, to the extent allowed and taken by such Third Party; (v) freight, insurance and other transportation and handling fees to the extent included in the invoice price; (vi) retroactive price reductions that are actually allowed or granted to and taken by Third Parties; (vii) compulsory payments and rebates directly related to the sale of Licensed Products, accrued, paid, or deducted pursuant to agreements (including, but not limited to, managed care agreements) or government regulations; and (viii) any other specifically identifiable costs or charges included in the gross invoiced sales price of such Licensed Product substantially equivalent to those listed in clauses (i) – (vii) above. Only items that are deducted from Selling Party’s gross sales of Licensed Product(s), as included in Selling Party’s published financial statements and which are in accordance with GAAP, shall be deducted from such gross sales for purposes of the calculation of Net Sales. In the event that Alcon or its Affiliates or Marketing Partner make any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due shall be reported with the next quarterly report.

1.60.1 Sales between or among Alcon, its Affiliates and Marketing Partners shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Parties by Alcon or any such Affiliates or Marketing

Partners. A Licensed Product shall not be deemed sold if the Licensed Product is provided free of charge to a Third Party as a sample consistent with Selling Party’s normal promotional and sample practices in direct support of the Commercialization of the Licensed Product. In the event that a Licensed Product is sold in combination with one or more other stand-alone products that are not Licensed Products, then the Net Sales of such combined products shall be apportioned as reasonably agreed by the Parties based on prices normally charged to Third Parties for the Licensed Product and such other products.

1.60.2 If a sale, transfer or other disposition with respect to Licensed Products involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be calculated on the fair market value of the consideration received as agreed by the Parties.

1.61 “Non-rejection” shall have the meaning assigned in Section 8.3.1(b)(i).

1.62 “Notifying Party” shall have the meaning assigned in Section 7.4.3.

1.63 “NovaCal Indemnities” shall have the meaning assigned in Section 11.4.2.

1.64 “NovaCal Marks” shall have the meaning assigned in Section 5.6.

1.65 “NovaCal Technology” shall mean the NovaCal Patents and NovaCal Know-How, including without limitation any Know-How and Patents covering (i) inventions made by NovaCal in the course of performing activities under the Discovery Research Program and any Development Program, and (ii) formulations of Aganocide Compounds developed by NovaCal for use outside the Field.

1.65.1 “NovaCal Know-How” shall mean any and all Know-How Controlled by NovaCal during the Term that is necessary for the Development, Manufacture or Commercialization of a Licensed Product within the Field in the Territory.

1.65.2 “NovaCal Patents” shall mean any and all Patents Controlled by NovaCal during the Term claiming the composition or use of a Development Compound or that are otherwise necessary for the Development, Manufacture or Commercialization of Licensed Products incorporating such Development Compound, in each case within the Field in the Territory.

1.66 “[***]” shall mean [***].

1.67 “[***]” shall mean [***].

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

1.68 “Other Party” shall have the meaning assigned in Section 7.4.3.

1.69 “Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including without limitation inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including without limitation any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.70 “Phase II” shall mean any human clinical trial where the principal purpose is to determine preliminary evidence of efficacy and safety or to establish a dose or dose range for Phase III clinical trials of a Licensed Product in a patient population that has the disease or condition being studied (for example as described in 21 C.F.R. §312.21(b) or, with respect to a jurisdiction other than the United States, a similar clinical study).

1.71 “Phase III” shall mean any human clinical trial that is intended to be a pivotal trial for seeking or obtaining a Marketing Approval or to otherwise establish safety and efficacy in patients with the indication being studied for purposes of filing an MAA (for example, as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar clinical study).

1.72 “Plan” shall have the meaning assigned in Section 2.4.

1.73 “Post-Execution Affiliate” shall have the meaning assigned in Section 7.4.3.

1.74 “Prior and Subsequent” shall have the meaning assigned in Section 8.3.1(d).

1.75 “Prosecution and Maintenance” shall have the meaning assigned in Section 9.2.1.

1.76 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Discovery, Development, Manufacture, Commercialization or other use (including the granting of Marketing Approvals) of any Licensed Product in any jurisdiction, including the FDA, European Medicines Evaluation Agency, and the Ministry of Health, Labor and Welfare in Japan.

1.77 “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including INDs and MAAs and authorizations, approvals or clearances arising from the foregoing, including Marketing Approvals, and all correspondence with the FDA or other relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the FDA or other relevant Regulatory Authority, in each case with respect to a Licensed Product.

1.78 “Requesting Party” shall have the meaning assigned in Section 10.4.2.

1.79 “Sub-Field Wind-Down Period” shall have the meaning assigned in Section 12.5.2(b).

1.80 “Subject Transaction” shall have the meaning assigned in Section 7.4.3.

1.81 “Supply Agreement” shall have the meaning assigned in Section 6.1.5.

1.82 “Term” shall have the meaning assigned in Section 12.1.

1.83 “Territory” shall mean all countries and territories of the world.

1.84 “Third Party” shall mean any person or entity other than a Party or an Affiliate of a Party.

1.85 “Third Party Claim” shall have the meaning assigned in Section 11.4.1.

1.86 “Third Party Technology” shall have the meaning assigned in Section 9.5.1.

1.87 “Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the NovaCal Patents which has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal.

ARTICLE 2

GOVERNANCE; COORDINATION

2.1 Coordination Committee.

2.1.1 Establishment. Promptly after the Effective Date, Alcon and NovaCal shall establish a joint, co-chaired coordination committee (the “Coordination Committee”) to review and coordinate the activities of the Parties under the Agreement, including the performance of the Discovery Research Program, Development Program and the Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory.

2.1.2 Responsibilities. The Coordination Committee shall be responsible for: (i) providing strategic direction to the Parties’ activities under the Collaboration; (ii) reviewing and monitoring such activities and the progress thereof; (iii) managing the integration and coordination of the Discovery Research Program, Development Program (including the manufacture of Development Compounds and Licensed Products) and Commercialization of the Licensed Products; (iv) facilitating access to and the exchange of information between the Parties related to the Collaboration, the Development Compounds and Licensed Products; (v) establishing subcommittees as it deems appropriate to manage specific activities under the Collaboration and resolving disputes, disagreements and deadlocks of such subcommittees; and (vi) undertaking and/or approving such other matters as are specifically provided for the Coordination under the Agreement.

2.1.3 Membership. The Coordination Committee shall be comprised of an equal number of representatives from each of NovaCal and Alcon. Either Party may replace its respective Coordination Committee representatives at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. Unless otherwise agreed by the Parties, the Coordination Committee shall have at least one representative with relevant decision-making authority from each Party such that the Coordination Committee is able to effectuate all of its decisions within the scope of its responsibilities. Without limiting the foregoing, each Party shall appoint one of its members to the Coordination Committee to co-chair the meetings for the Coordination Committee (each, a “Co-Chair”). The Co-Chairs for the Coordination Committee shall (i) coordinate and prepare the agenda and ensure the orderly conduct of the Coordination Committee’s meetings, (ii) attend (subject to below) each meeting of the Coordination Committee, and (iii) prepare and issue minutes of each meeting within ten (10) business days thereafter accurately reflecting the discussions and decisions of the Coordination Committee. Such minutes from each Coordination Committee meeting shall not be finalized until the applicable Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from the other Coordination Committee members and provide an agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting. It is understood that such agenda will include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chair or another member of the Coordination Committee from either Party is unable to attend or participate in any meeting of the Coordination Committee, the Party who designated such Co-Chair or member may designate a substitute Co-Chair or other representative for the meeting.

2.2 Meetings. Unless otherwise agreed by the Parties, the Coordination Committee will meet at least quarterly during the Funding Term, and thereafter, the Coordination Committee will meet at least semiannually, in each case with at least one such meeting annually being face-to-face. Each Party shall be responsible for its own expenses relating to such meetings. As appropriate, other employee representatives of the Parties may attend Coordination Committee meetings as nonvoting observers, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings to resolve particular matters requested by such Party.

2.3 Decision Making.

2.3.1 Alcon shall have the final say as to all decisions of the Coordination Committee relating to the designation of Development Compounds, the Development Plan, and the Commercialization Plan, as provided in Sections 3.4, 4.2 and 5.2 hereof, respectively. All other decisions of the Coordination Committee shall be made by consensus of the members present in person or by other means (e.g., teleconference) at any meeting, with at least one representative from each Party participating in such vote. In the event that the Coordination Committee is unable to reach consensus with respect to a particular matter, then either Party may, by written notice to the other, refer the matter to the respective Chief Executive Officers of the Parties or their designees for resolution by good faith discussions for a period of at least twenty (20) days. Unless the matter concerns pre-clinical or clinical development or manufacture of a Common Compound, Alcon’s Chief Executive Officer or his/her designee will have the right to make the final decision with respect thereto; provided that such deciding vote shall not extend to imposition of obligations on NovaCal under the Discovery Research Plan, the Development Plans or otherwise without NovaCal’s prior consent. If the matter concerns pre-clinical or clinical development or manufacture of a Common Compound and the Parties remain unable to resolve such dispute despite such good faith discussions, such matter shall be finally determined by binding arbitration in accordance with Section 2.3.2. Notwithstanding anything herein to the contrary, the Coordination Committee shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement.

2.3.2 Any arbitration under this Section 2.3 or as otherwise provided in this Agreement shall be conducted by Judicial Arbitration and Mediation Services (“JAMS”) in Denver, Colorado in accordance with the applicable JAMS rules by a single arbitrator selected by mutual agreement of the Parties. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of the Denver office of JAMS. For purposes of this Section 2.3.2, the arbitration shall be deemed to have been initiated as of the date the arbitrator has been selected. Each Party to the arbitration shall prepare a written proposal setting forth its position with respect to the substance of the dispute. Such written proposals shall be submitted to the arbitrator and exchanged by the Parties within ten (10) days subsequent to the initiation date, or sooner if so directed by the arbitrator. Without delaying the arbitration procedures, for a period not to exceed ten (10) days, commencing as of the date the written proposals have been submitted to the arbitrator and exchanged by the Parties, the Parties shall discuss the Parties’ respective written proposals in good faith in an effort to resolve the matter. The arbitrator shall select one of the requested positions as her/his decision, and shall not have authority to render any substantive decision other than to so select the position of one of the Parties. If one Party does not submit to the arbitrator a written proposal setting forth its position within the time period specified above, the arbitrator shall select the other Party’s position. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 2.3.2 within thirty (30) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such thirty (30) day period. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

2.4 Day-to-Day Responsibilities. Each Party shall: (i) be responsible for day-to-day implementation and operations of the Discovery, Development, Manufacturing and Commercialization activities with respect to Development Compounds and Licensed Products in the Field in the Territory for which it has or is otherwise assigned responsibility under the applicable Plan or this Agreement, provided that such decisions are not inconsistent with such Plan, other decisions of the Coordination Committee within the scope of their authority specified herein, or the express terms and conditions of this Agreement; and (ii) keep the other Party informed as to the progress of such activities, as reasonably requested by the other Party and as otherwise determined by the Coordination Committee. For purposes of this Agreement, “Plan” shall mean any of the Discovery Research Plan, Development Plan or the Commercialization Plan, in each case then-currently in effect.

2.5 Information Sharing. The Coordination Committee will act as the primary conduit for transfer and sharing between the Parties of information arising out of the Collaboration. Without limiting the foregoing, each Party will keep the other informed on a timely basis as to the plans for and results of the activities of the Collaboration. In addition, NovaCal will keep Alcon informed on a timely basis with respect to plans for and results of activities for Common Compounds outside of the Field.

2.6 Coordination.

2.6.1 General. Subject to the exclusivity of efforts obligations set forth in Section 7.4, it is understood that NovaCal (itself or through its designees) shall have the right to perform Discovery activities with respect to Aganocide Compounds, and development, manufacture and commercialization activities with respect to Aganocide Compounds and products including any Aganocide Compound, including Licensed Compounds, for applications outside of the Field at NovaCal’s expense. Accordingly, the Parties, through the Coordination Committee, shall use good faith efforts to coordinate the Discovery of Aganocide Compounds under the Discovery Research Program and the Development of Licensed Products hereunder (including under the Development Program) with such activities of NovaCal (and its designees) outside the Field, so as to minimize the duplication of efforts and maximize quality and effectiveness of such activities, and avoid conflicts with Development Programs. Without limiting the foregoing and in order to facilitate coordination of the development of Common Compounds both inside and outside the Field, NovaCal shall keep Alcon informed on a timely basis with respect to development plans for Common Compounds to be conducted by or under authority of NovaCal, including proposed clinical plans and protocols, and give Alcon a reasonable opportunity to review and comment upon such proposed plans and protocols. Without limiting the Parties obligations under Sections 6.2 and 6.3, NovaCal agrees to keep Alcon, through the Coordination Committee, reasonably informed of its planned discovery activities and development activities outside of the Field with respect to products incorporating Development Compounds to allow for such coordination.

2.6.2 Supplemental Activities. In view of the foregoing, each Party will consider, in good faith, a request from the other Party to supplement planned development activities for Development Compounds inside or outside of the Field, as applicable, in order to generate Data that may be of benefit inside or outside of the Field, as applicable; provided that (i) such supplemental activities are not likely to have any material adverse effect or negative impact on the Discovery Research Program or Development Program hereunder, and (ii) the Party requesting such supplemental activities agrees to reimburse the other Party for any additional costs incurred by the other Party with respect to activities outside the scope of this Agreement.

2.6.3 Minimization of Substitutability. In order to reduce the chances that quantities of Licensed Products sold by Alcon or its Affiliates, Marketing Partners or distributors for use inside the Field will be used for any application outside the Field, and similarly that products incorporating Development Compounds sold for applications outside of the Field will be used for applications in the Field, the Parties shall work together in good faith, through the Coordination Committee to develop unique packaging, trademarks and names for Licensed Products in the Field and products containing Development Compounds outside of the Field, with the goal of reducing the risk of substitutability of Licensed Products in the Field with such products outside the Field. For clarity, nothing in this Section 2.6.3 is intended to limit or preclude any particular packaging, trademarks or names used for a Licensed Product in the Field or used for a product containing a Development Compound outside of the Field, but the Parties will use good faith in coordinating the same so as to reduce the risk of substitutability.

ARTICLE 3

DISCOVERY RESEARCH PROGRAM

3.1 Discovery Research Program. During the Funding Term, NovaCal and Alcon shall conduct a program to Discover Aganocide Compounds for Development as Licensed Products for applications in the Field on a collaborative basis and in accordance with the Discovery Research Plan (the “Discovery Research Program”). The Discovery Research Program shall be coordinated by the Parties through the Coordination Committee. The Parties shall each conduct their responsibilities under the Discovery Research Program, as assigned to them under the Discovery Research Plan, throughout the Funding Term and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within such Discovery Research Plan. The term of the Discovery Research Program shall commence on the Effective Date and expire on the expiration of the Funding Term; provided that the Discovery Research Program shall in all events terminate upon an earlier termination of this Agreement in accordance with Article 12.

3.2 Discovery Research Plan. The Discovery Research Program shall be carried out in accordance with a plan and budget covering the activities to be conducted by the Parties (“Discovery Research Plan”). The initial Discovery Research Plan shall be finalized by the Parties within sixty (60) days of the Effective Date, based upon the guidelines set forth in Exhibit 3.2, and shall reference this Article 3 and this Agreement. The Discovery Research Plan shall govern the performance of the Discovery Research Program during the Funding Term, unless otherwise agreed by the Parties. The Coordination Committee shall review and update the Discovery Research Plan on an ongoing basis, but at least annually, during the Funding Term. Notwithstanding anything herein to the contrary, unless otherwise agreed by the Parties, the Discovery Research Plan shall provide for at least a number of NovaCal FTEs consistent with Alcon’s funding obligations under Section 8.2.

3.3 Resource Commitments. In conducting its activities under the Discovery Research Program, each Party agrees to use scientific, technical and other personnel who are sufficiently qualified and have the requisite skills to perform the research activities assigned to them. The Parties agree that NovaCal shall be primarily responsible for the activities under the Discovery Research Program.

3.4 Designation of Development Compounds. From time to time, either Party may recommend to the Coordination Committee a particular Licensed Compound for consideration as a Development Compound for Development as a Licensed Product hereunder, based on the profile of such Licensed Compound. Upon such designation by the Coordination Committee, each such Licensed Compound so designated shall be deemed a “Development Compound.” Upon such recommendation to the Coordination Committee, each Party shall make available such information pertaining to the applicable Licensed Compound as the other Party may reasonably request from time to time to assist, as reasonably necessary to evaluate such Licensed Compound as a Development Compound hereunder. A Licensed Compound shall not be deemed a Development Compound unless so designated by the Coordination Committee; provided, however, if the Coordination Committee is unable to reach unanimous decision with respect to whether a particular Licensed Compound should be designated as Development Compound, then Alcon’s Coordination Committee Co-Chair shall have the right to designate such Licensed Compound as a Development Compound. Upon the designation of a Licensed Compound as a Development Compound, Alcon shall use Commercially Reasonable Efforts to promptly initiate activities under the Development Program therefor including proceeding to IND Enabling Studies for such Development Compound.

ARTICLE 4

DEVELOPMENT PROGRAM

4.1 Development.

4.1.1 General. For each Development Compound and subject to coordination through the Coordination Committee, Alcon shall fund, take the lead and be responsible for conducting such Development activities, including clinical trials, as may be reasonably necessary to expeditiously obtain Marketing Approvals for Licensed Products incorporating such Development Compound, for applications in the Field throughout the Territory, all in accordance with the Development Plan for such Development Compound.

4.1.2 Development Program. Without limiting the foregoing, NovaCal and Alcon shall conduct a program to Develop Licensed Products for applications in the Field on a collaborative basis and in accordance with the Development Plans (the “Development Program”); provided, unless otherwise mutually agreed by the Parties, NovaCal’s participation in the Development Program shall be limited to the Funding Term. The Development Program shall be coordinated by the Parties through the Coordination Committee. Alcon shall fund the Development Program, including NovaCal’s performance of activities thereunder as provided in Section 8.2. The Parties shall each conduct their responsibilities under the Development Program, as assigned to them under the Development Plans, in accordance with good scientific and clinical practice, and in compliance in all material respects with all applicable legal requirements and regulatory standards, and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within the Development Plans.

4.2 Development Plan.

4.2.1 Establishment. The Coordination Committee shall have the responsibility for establishing a comprehensive, multi-year plan and budget for the Development of each Licensed Product in the Field in the Territory (each, a “Development Plan”). The initial Development Plan for each Licensed Product shall be finalized by the Parties within three (3) months of the date the Development Compound incorporated therein is designated a Development Compound in accordance with Section 3.4, and shall reference this Article 4 and this Agreement.

4.2.2 Contents. Each Development Plan shall fully describe the proposed activities related to preclinical studies, formulation development, clinical studies, regulatory plans (including Filing of INDs and MAAs) and other Development activities and timelines directed to obtaining Marketing Approval in each country encompassed by the Development Plan. In addition, Alcon shall provide NovaCal with such information as NovaCal may reasonably request from time to time, including, for example, copies of proposed trial protocols, clinical trial analyses and reports, and material correspondence with Regulatory Authorities with respect to each Licensed Product. In any event, and without limiting the foregoing, Alcon shall provide the Coordination Committee with a copy of the clinical plan and protocols for each proposed clinical trial for a Licensed Product reasonably in advance of the initiation of such activities, for review and comment by the Coordination Committee; however, Alcon will have the final say in the design and conduct of such clinical plan and clinical trials. Notwithstanding anything herein to the contrary, unless otherwise agreed by the Parties the Development Plans shall provide for at least a number of NovaCal FTEs consistent with Alcon’s funding obligations under Section 8.2.

4.2.3 Annual Review. After establishment of the initial Development Plan for a Development Compound, the Coordination Committee shall review and update such Development Plan at least annually and prior to any material modification or addition thereto, and in so doing shall consider the reasonable suggestions and comments of NovaCal with respect thereto.

ARTICLE 5

COMMERCIALIZATION OF LICENSED PRODUCTS

5.1 Commercialization. Subject to the terms and conditions of this Agreement, as between the Parties, Alcon shall have the exclusive (except as provided in Section 5.4 below) right to Commercialize Licensed Products in the Field in the Territory. Alcon shall Commercialize the Licensed Products in the Field in coordination with NovaCal through the Coordination Committee and in accordance with the Commercialization Plans. Without limiting the foregoing, Alcon agrees to use Commercially Reasonable Efforts (i) to launch Licensed Products in the Field as soon as practicable in the United States and other Major Markets, and thereafter (ii) to market, promote and sell such Licensed Products in the Field in the Territory to maximize Net Sales with respect thereto. It is understood and agreed that, except as otherwise expressly provided herein, all Commercialization efforts for the Licensed Products in the Field in the Territory shall be at the sole expense of Alcon.

5.2 Commercialization Plan. At least eighteen (18) months in advance of the launch of each Licensed Product, Alcon shall propose an initial plan for the Commercialization of such Licensed Product in the Field in the Territory (each, a “Commercialization Plan”), which Commercialization Plan shall be updated at least annually. Alcon shall provide each such Commercialization Plan and any material modification or addition thereto to the Coordination Committee for its review and comment. The Parties acknowledge that the comments of the Coordination Committee with respect to any Commercialization Plan are solely advisory in nature and that Alcon shall have the final say relative to the Commercialization Plan; nonetheless, Alcon shall consider in good faith the comments of NovaCal with respect thereto.

5.3 Alcon Marketing Partners.

5.3.1 General. Subject to the terms and conditions of this Agreement, including Section 5.3.2 below, Alcon shall have the right, at any time with respect to territories outside of the Major Markets, and with respect to the Major Markets, beginning [***] after the first commercial sale of such Licensed Product within such Major Market, to grant sublicenses under its license set forth in Section 7.1.1(a) to one or more Marketing Partners. Alcon may grant such sublicenses to Marketing Partners earlier than [***] after such first commercial sale if Alcon obtains NovaCal’s prior written consent, which consent shall not be unreasonably withheld.

5.3.2 Conditions. Alcon shall only have the right to grant such sublicenses pursuant to Section 5.3.1 if all of the following conditions are satisfied:

(a) Any such sublicense shall be pursuant to a written agreement that is consistent with the terms hereof and Alcon shall be responsible for the compliance of such Third Party with the applicable terms of such agreement and of this Agreement;

(b) NovaCal and Alcon mutually agree (which agreement not to be unreasonably withheld or delayed by either Party) upon the terms and conditions of such arrangement with such Third Party, including the economics and other material terms (including the use of diligent efforts) thereof; and

(c) Such Third Party is reasonably acceptable to NovaCal, which acceptance may not be unreasonably withheld or delayed.

5.4 NovaCal Co-Marketing Partners.

5.4.1 Asia.

(a) General. Subject to the terms and conditions of this Agreement, including Section 5.4.1(b) below, NovaCal will have the right to appoint one Third Party (each, a

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Co-Marketing Partner”) to market each Licensed Product for applications in the Otic Sub-Field or Sinus Sub-Field in each of the People’s Republic of China, Republic of China, South Korea, India and Japan, and such other Asian countries as NovaCal shall request and Alcon shall not unreasonably refuse (collectively, “Asia”).

(b) Conditions. NovaCal shall, unless otherwise agreed by the Parties, only have the right to grant such appointments pursuant to this Section 5.4.1 if all of the following conditions are satisfied:

(i) Any such appointment of a Co-Marketing Partner shall be pursuant to a written agreement that is consistent with the terms hereof, and NovaCal shall be responsible for the compliance of such Co-Marketing Partner with the applicable terms of such agreement and of this Agreement;

(ii) Each Co-Marketing Partner will have the right to Commercialize Licensed Products under its own and NovaCal’s trademarks and logos but not Alcon’s trademarks and logos;

(iii) Each such Co-Marketing Partner shall (A) perform any Development of Licensed Products in the applicable territory in Asia in coordination with and subject to the oversight of the Coordination Committee and approval of Alcon (which approval shall not be unreasonably withheld, delayed or conditioned) and (B) agree to be responsible for [***]of all costs of the Development of such Licensed Products specific to such territory (before and after the execution of the agreement with such Co-Marketing Partner), including reimbursement of Alcon of appropriate amounts therefor;

(iv) Each such Co-Marketing Partner shall have the right to (A) use or cross-reference Alcon’s Regulatory Filings for such Licensed Products in such territory and (B) launch such Licensed Products simultaneously with or after Alcon’s launch of such Licensed Products in such territory;

(v) Each such Co-Marketing Partner (or NovaCal on its behalf) shall pay Alcon a royalty for so long as royalties are due to NovaCal for such Licensed Product under Section 8.4.5 and on terms and conditions substantially identical to those in Sections 8.4.6 – 8.10 (mutatis mutandis), and such royalty rate shall be [***] of such Co-Marketing Partners’ Net Sales of Licensed Product;

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(vi) Alcon shall supply to NovaCal each such Co-Marketing Partner’s requirements of formulated and packaged (labeled or unlabeled, at Alcon’s discretion) Licensed Product in accordance with Section 6.1.3;

(vii) NovaCal’s co-marketing agreement with each such Co-Marketing Partner will ensure consistency and coordination of the Co-Marketing Partner’s marketing efforts and messages with respect to Licensed Products with that of Alcon (or its allowed designee);

(viii) The Co-Marketing Partner shall be subject to approval by Alcon, with such approval not to be unreasonably conditioned or delayed and may only be withheld if Alcon reasonably believes that NovaCal’s appointment of such Third Party is likely to put Alcon at a material commercial disadvantage with respect to other potential Co-Promotion Partners and provides NovaCal with reasonable written explanation of the basis for such belief within thirty (30) days of NovaCal notifying Alcon that it is contemplating such Third Party as a Co-Promotion Partner under this Section 5.4.1; and

(ix) NovaCal shall promptly provide Alcon with aggregate quarterly sales data that NovaCal receives from each Co-Marketing Partner for such Co-Marketing Partner’s sales of Licensed Product.

5.4.2 Underserved Markets.

(a) General. Subject to the terms and conditions of this Agreement, including Section 5.4.2(b) below, NovaCal will have the right to appoint one Co-Marketing Partner to market each Licensed Product in each Underserved Market in the Otic Sub-Field or Sinus Sub-Field. As used herein, “Underserved Market” shall mean, with respect to a particular Licensed Product in the Otic Sub-Field or Sinus Sub-Field, any territory in the world (other than Asia) where Alcon (itself or through its Affiliates or allowed Marketing Partners) is not committing sales and marketing resources reasonably sufficient for the promotion, marketing and sales of such Licensed Product in such Sub-Field. For such purposes, Alcon’s commitment of such resources and personal shall be deemed not to be “reasonably sufficient” if at such time Alcon has not committed at least the number and level of promotional effort of sales representatives devoted to promoting and selling such Licensed Product as other pharmaceutical companies of similar size commit to their pharmaceutical products with similar market potential, financial value, and number of potential prescribing physicians in such territory.

(b) Conditions. NovaCal shall, unless otherwise agreed by the Parties, only have the right to grant such appointments pursuant to this Section 5.4.2 if all of the following conditions are satisfied:

(i) Any such appointment of a Co-Marketing Partner shall be pursuant to a written agreement that is consistent with the terms hereof, and NovaCal shall be responsible for the compliance of such Co-Marketing Partner with the applicable terms of such agreement and of this Agreement;

(ii) Each Co-Marketing Partner will have the right to Commercialize Licensed Products under its own and NovaCal’s trademarks and logos but not Alcon’s trademarks and logos;

(iii) Each such Co-Marketing Partner shall have the right to (A) use or cross-reference Alcon’s Regulatory Filings for such Licensed Products in such territory and (B) launch such Licensed Products simultaneously with or after Alcon’s launch of such Licensed Products in such territory;

(iv) Alcon shall supply such Co-Marketing Partners’ requirements of formulated and packaged (but not labeled) Licensed Product in accordance with Section 6.1.3;

(v) Each such Co-Marketing Partner (or NovaCal on its behalf) shall reimburse Alcon for Alcon’s development expenses applicable to such Underserved Market and pay Alcon a royalty for so long as royalties are due to NovaCal for such Licensed Product under Section 8.4.5 and on terms and conditions substantially identical to those in Sections 8.4.6 – 8.10 (mutatis mutandis), and such royalty rate shall be [***] of such Co-Marketing Partners’ Net Sales of Licensed Product.

(vi) NovaCal’s co-marketing agreement with such Co-Marketing Partner will (A) not allow such Co-Marketing Partner to perform Development with respect to any Licensed Product, except as overseen by the Coordination Committee and approved by Alcon (which approval shall not be unreasonably withheld, conditioned or delayed); and (B) ensure consistency and coordination of its marketing efforts and messages with respect to Licensed Products with that of Alcon (or its allowed designee) in the applicable territory;

(vii) The Co-Promotion Partner shall be subject to approval by Alcon, with such approval not to be unreasonably conditioned or delayed and may only be withheld if Alcon reasonably believes that NovaCal’s appointment of such Third Party is likely to put Alcon at a material commercial disadvantage with respect to other potential Co-Promotion Partners and provides NovaCal with reasonable written explanation of the basis for such belief within thirty (30) days of NovaCal notifying Alcon that it is contemplating such Third Party as a Co-Promotion Partner under this Section 5.4.2; and

(viii) NovaCal shall notify Alcon in advance of NovaCal’s intent to appoint any such Co-Marketing Partner and afford Alcon [***] to agree in writing to commit sufficient sales and marketing resources within the applicable territory so that it would no longer qualify as an Underserved Market.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.5 Cooperation and Consultation. Each Party agrees to cooperate and consult with the other Party in good faith, at such other Party’s request, with respect to the activities contemplated in Sections 5.3 or 5.4, as applicable.

5.6 NovaCal Logo. Alcon hereby agrees to the extent allowable under applicable law to include on all labels of and package inserts and marketing materials for Licensed Product(s) sold by or under authority of Alcon to include NovaCal’s trade name and logo (collectively, the “NovaCal Marks”). It is understood that such inclusion (including the size and placement) of the NovaCal Marks shall be consistent with Alcon’s past practices for similarly situated Third Party logos. Accordingly, NovaCal hereby grants to Alcon a non-exclusive, royalty-free license to use the NovaCal Marks solely in connection with the marketing, promotion and sale of the Licensed Product(s) in the Field hereunder. Alcon shall ensure that use of the NovaCal Marks is consistent with high levels of business professionalism and product quality and reasonable written guidelines provided from time to time by NovaCal. All ownership and goodwill arising out of the use of the NovaCal Marks shall vest in and inure solely to the benefit of NovaCal. Notwithstanding anything herein to the contrary, upon NovaCal’s written request, Alcon, its Affiliates and Marketing Partners agree to cease the use of the NovaCal Marks; provided (i) that Alcon, its Affiliates and Marketing Partners may continue to use any labels, package inserts and marketing materials in existence as of the receipt of such notice and (ii) in such case Alcon’s obligation to include the NovaCal Marks on labels, package inserts and marketing materials for Licensed Product(s) shall terminate.

ARTICLE 6

MANUFACTURING AND SUPPLY, REGULATORY & OTHER MATTERS

6.1 Manufacturing and Supply.

6.1.1 Development Compounds. Unless otherwise agreed by the Parties, NovaCal shall have the right and responsibility (itself or through one or more Third Parties) for manufacturing and supplying Development Compounds to Alcon for use in all Development activities up through the initiation of the first Phase II clinical trial for a Licensed Product in the Field incorporating such Development Compound.

(a) Subject to the foregoing provisions of this Section 6.1.1, if such Development Compound is a Common Compound, then NovaCal shall have the right and responsibility (itself or through one or more Third Parties) to manufacture and supply such Development Compound to Alcon for use in all other Development activities as well as all Commercialization activities hereunder; provided that Alcon shall reimburse NovaCal for [***] of

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

the costs associated with process development, scale-up, quality assurance and quality control testing and monitoring, stability studies, qualification, validation and other similar activities with respect to the manufacture of such Development Compound, such costs to be verified by audit at Alcon’s election and expense. In the event such NovaCal costs are audited and the audit reveals that such costs were overstated by more than ten percent (10%), then the audit expenses shall be paid by NovaCal.

(b) Subject to the foregoing provisions of this Section 6.1.1, if such Development Compound is not a Common Compound, Alcon shall have the right and responsibility (itself or through one or more Third Parties) to manufacture and supply such Development Compound for use in all other Development activities as well as all Commercialization activities hereunder.

(c) For clarity, NovaCal shall not have any obligation to supply or have supplied any GMP material for a Licensed Compound unless and until such time as such Licensed Compound has been designated a Development Compound in accordance with Section 3.4 above.

6.1.2 Licensed Products. In all events, Alcon shall have a right and the responsibility to Manufacture (itself or through one or more Third Parties) any Licensed Product (i.e., formulate or compound the Development Compound and otherwise produce the final dosage forms thereof) in the Field, for use in its Development and Commercialization activities in the Field under this Agreement.

6.1.3 Supply by Alcon.

(a) If Alcon is manufacturing or having manufactured any Licensed Product, then, upon request by NovaCal, Alcon will manufacture or have manufactured, to the extent Alcon has unallocated capacity therefor or right to order (or NovaCal agrees to reimburse Alcon to establish such additional capacity), and supply such Licensed Product for use by NovaCal (or NovaCal’s Co-Marketing Partners) in accordance with this Agreement.

(b) If Alcon is manufacturing or having manufactured any Development Compound, then, upon request by NovaCal, Alcon will manufacture or have manufactured, to the extent Alcon has unallocated capacity therefor or right to order (or NovaCal agrees to reimburse Alcon to establish such additional capacity), and supply such Development Compound for use by NovaCal (or NovaCal’s Co-Marketing Partners) in accordance with this Agreement and for use outside of the Field.

(c) For the avoidance of doubt, Alcon’s obligation to supply Development Compound or Licensed Product under this Section 6.1.3 does not apply to NovaCal’s (or its Third Party partner’s) pursuit of an Identified Opportunity pursuant to Sections 7.2.1(b) or 7.2.1 (c), and Alcon’s obligation to supply Licensed Products under subparagraph (a) above is only applicable to the Field.

6.1.4 Transfer Price.

(a) The transfer price of Development Compounds supplied by either Party pursuant to this Section 6.1 will be equal to (i) the supplying Party’s Manufacturing Cost therefor with respect to supplies to be used for development and other non-commercialization activities and (ii) the supplying Party’s Manufacturing Costs therefor plus [***] with respect to supplies to be used for commercialization activities.

(b) The transfer price of Licensed Products supplied by either Party pursuant to this Section 6.1 will be equal to (i) the supplying Party’s Manufacturing Cost therefor with respect to supplies to be used for development and other non-commercialization activities and (ii) the supplying Party’s Manufacturing Costs therefor [***] with respect to supplies to be used for commercialization activities.

For purposes of this Agreement, “Manufacturing Cost” has the meaning as set forth in Exhibit 6.1.4.

6.1.5 Supply Agreement. Upon request by either Party, the Parties shall use good faith efforts to promptly negotiate and execute a definitive supply agreement setting forth the specific terms and conditions of any supply arrangement between the Parties pursuant to this Section 6.1 (each, a “Supply Agreement”). Each Supply Agreement shall (i) contain reasonable and customary supply terms (e.g., specifications, forecasts, lead times, purchase obligations and the like), (ii) be consistent with the terms hereof, and (iii) include the other terms and conditions set forth in Exhibit 6.1.5.

6.1.6 Coordination. Each Party agrees to reasonably cooperate with the other with regard to the manufacture and supply of Development Compounds hereunder so as to minimize costs associated therewith, including when approaching Third Parties regarding potentially acting as a contract manufacturer for one or more Development Compounds. Upon either Party’s reasonable request, the Parties shall discuss and cooperate in good faith to provide for alternate or additional Third Party contract manufacturers to support the fulfillment of its supply obligations hereunder.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.2 Regulatory Matters.

6.2.1 Filings.

(a) As between the Parties, Alcon shall take the lead and be responsible for, at its expense, filing, obtaining and maintaining approvals for Development, Manufacturing and Commercialization of Licensed Products in the Field in the Territory, including any IND, MAA or Marketing Approval therefor; provided that NovaCal shall be responsible for filing, obtaining and maintaining permits and approvals with respect to its supply of Development Compounds pursuant to Section 6.1, and Alcon shall be responsible for filing, obtaining and maintaining permits and approvals with respect to its manufacture and supply of Development Compounds and Licensed Products pursuant to Section 6.1. Notwithstanding the foregoing, Alcon shall afford representatives of NovaCal a reasonable opportunity to comment on Regulatory Filings for such Licensed Product, and shall reasonably consider such comments.

(b) To the extent not prohibited by applicable laws, rules or regulations, Alcon shall own all Regulatory Filings filed by or on behalf of it for Licensed Products in the Field in the Territory. Each Party shall promptly provide the other Party with reasonable advance notice (to the extent practicable) of meetings with the FDA or other relevant Regulatory Authority that pertain to Licensed Products in the Field.

6.2.2 Clinical Safety Reporting; Pharmacovigilance. With respect to any Adverse Drug Reaction, IND safety report or similar obligation to report to any Regulatory Authority relating to any safety issue with respect to Licensed Products in the Field, Alcon shall be responsible for and shall establish operating procedures to report to the appropriate Regulatory Authority(ies) all such matters in accordance with applicable laws, rules and regulations. Such operating procedures shall include any measures necessary for each Party to fully comply with such laws, rules and regulations. Such operating procedures and any material revisions to them shall be provided to the Coordination Committee for review and comment. The Parties agree to implement prior to the initiation of the first clinical trial for a Licensed Product in the Field, a separate agreement setting forth the responsibilities and procedures for clinical safety information exchange and reporting. In addition, the Parties agree to implement prior to the first launch of a Licensed Product in the Field, a separate agreement setting forth the pharmacovigilance responsibilities and procedures for safety information exchange and reporting. Such agreements shall include provisions requiring each Party promptly communicate to the other Party any correspondence related to the safety of Licensed Products in the Field to or from any Regulatory Authority. Such agreements shall also include coordination of reporting and correspondence related to safety matters with respect to products incorporating Development Compounds for applications outside of the Field. Without limiting the foregoing, the strategy and content of all responses to any questions from any such Regulatory Authority related to such matters received by either Party shall be subject to review and comment by the Coordination Committee (to the extent practical given the time-frames involved).

6.2.3 Cooperation. Each Party agrees to make its personnel reasonably available, upon reasonable notice to the other Party, at their respective places of employment to consult with the other Party on issues arising related to the activities conducted in accordance with this Section 6.2 or otherwise relating to regulatory matters involving the Licensed Products in the Field including any request from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues, or otherwise, throughout the Term. Without limiting the foregoing or Section 6.3 below, each

Party (the “Enabling Party”) agrees to cooperate with the other (the “Filing Party”), at its request, to comply with specific requests of any Regulatory Authority (such as requests to inspect clinical trial sites), with respect to Data supplied or to be supplied by the Enabling Party to the Filing Party for filing with such Regulatory Authority, or with respect to Development Compounds supplied by the Enabling Party. The Enabling Party shall ensure that its contractors likewise comply with this Section 6.2.3. In this regard, the Enabling Party agrees to provide to applicable Regulatory Authorities, or provide reference rights to the Filing Party, Manufacturing data (including such information as is required for the CMC section of an IND or NDA, or a drug master file) specifically requested by the Filing Party, which is reasonably necessary for the Filing Party to obtain, proceed towards and/or maintain Regulatory Approval for the Licensed Products worldwide.

6.3 Transfer of Data and Regulatory Filings. From time to time, or upon reasonable request, each Party shall transfer to the other Party all previously undisclosed Data and Regulatory Filings relating to the Licensed Products that are Controlled by it, provided that NovaCal and Alcon shall have the right to redact any proprietary information that is not NovaCal Technology or Alcon’s proprietary technology, respectively, therefrom. Without limiting the foregoing, each Party shall have the right to (and authorize permitted Third Parties to) access, use and reference the other Party’s Data and reference the other Party’s Regulatory Filings for Development Compounds or Licensed Products for purposes of performing activities under the Collaboration, and with respect to NovaCal, for purposes of NovaCal (or subject to Sections 7.1.3 and 7.2 NovaCal’s designees) performing activities outside the Field, including the right to file such items with Regulatory Authorities. Each Party shall provide the other with such assistance as the other Party reasonably requests from time to time, to enable such other Party to fully understand and implement the Data and Regulatory Filings transferred under this Section 6.3. Notwithstanding anything herein to the contrary, in all agreements with Third Parties or Affiliates involving Data, NovaCal and Alcon, respectively, shall require that such Third Parties and Affiliates provide the other Party access to all such Data, to the extent reasonably necessary to fulfill its obligations or exercise the rights granted to it hereunder.

ARTICLE 7

LICENSES AND EXCLUSIVITY

7.1 License Grants.

7.1.1 To Alcon.

(a) Subject to the terms and conditions of this Agreement, including Section 6.1, NovaCal hereby grants to Alcon, an exclusive (except as otherwise provided in and subject to Section 5.4) license under the NovaCal Technology to Develop, Manufacture and Commercialize Licensed Products, in each case solely for applications in the Field in the Territory. The license granted under this Section 7.1.1(a) shall not include the right to sublicense (except to a Marketing Partner as provided in Section 5.3 or to an Affiliate); provided, however, that the use by Alcon of subcontractors shall not be construed as a sublicense. Alcon shall have the right to exercise such license through its Affiliates solely for as long as such entity remains an Affiliate of Alcon, and Alcon shall remain responsible for the compliance of such Affiliate with the applicable terms of this Agreement.

(b) Additionally subject to the terms and conditions of this Agreement, NovaCal hereby grants to Alcon a non-exclusive license to make, use and otherwise exploit subject matter within the NovaCal Technology to the extent necessary to conduct the activities assigned to Alcon under the Discovery Research Plan or otherwise cooperate with NovaCal hereunder. The license granted under this Section 7.1.1(b) shall not include the right to sublicense; provided, however, that the use by Alcon of subcontractors or delegation of responsibilities to an Affiliate shall not be construed as a sublicense.

7.1.2 To NovaCal.

(a) Subject to the terms and conditions of this Agreement, Alcon hereby grants to NovaCal a non-exclusive license to make, use and otherwise exploit subject matter within the Know-How and Patents Controlled by Alcon to the extent necessary to conduct the activities assigned to NovaCal under the Discovery Research Plan and Development Plan or otherwise cooperate with Alcon hereunder. The license granted under this Section 7.1.2(a) shall not include the right to sublicense; provided, however, that the use by NovaCal of subcontractors or delegation of responsibilities to an Affiliate shall not be construed as a sublicense.

(b) Additionally, subject to the terms and conditions of this Agreement, Alcon hereby grants to NovaCal a non-exclusive, worldwide, license, to make, use, sell, offer for sale, import and otherwise exploit products incorporating Licensed Compounds for applications outside the Field (as may be modified as a result of Section 12.2) under Know-How and Patents Controlled by Alcon related to such Licensed Compounds (including formulations and methods of manufacture thereof). Prior to the exercise of such license with respect to particular Know-How or Patents Controlled by Alcon, NovaCal shall provide written notice to Alcon. Upon such notice, the Parties shall negotiate in good faith the consideration to be paid by NovaCal for each such license; provided that the consideration payable to Alcon for each such license pursuant to this Section 7.1.2(b) shall not exceed [***] of net sales of products covered by the subject Patents or incorporating the subject Know-How outside the Field and shall not exceed [***] for all such licenses. Notwithstanding the foregoing, NovaCal shall not have the right to exercise the licenses granted pursuant to this Section 7.1.2(b) with respect to Know-How or Patents in a manner that can reasonably be expected to (i) create a risk of substitutability of the type contemplated in Section 2.6.3 hereof, or (ii) otherwise compete with Alcon products in the ophthalmic, otic and nasal fields.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

7.1.3 Non-human Indications. Alcon acknowledges that the Field does not include applications for non-human species; however, nothing in this Agreement will prevent (a) Licensed Product indicated for human use to be sold and used in other species, and (b) NovaCal from granting rights for use of the Aganocide Compounds to a Third Party in any and all non-human indications. For clarity, except as otherwise required by applicable law, rule or regulation, or by any Regulatory Authority, NovaCal will not have the right to use any Data or Regulatory Filings developed or provided by Alcon hereunder in connection with the development of any products incorporating Aganocide Compounds for use in non-human indications where such products would be in the Field if such indications were human indications or otherwise to support the filing or maintenance of Regulatory Filings with respect thereto.

7.1.4 No Other Active Ingredients. For clarity, it is understood that (i) the licenses granted to Alcon under Section 7.1.1 shall only apply to Licensed Products incorporating Development Compound(s) alone or in combination with one or more active ingredients (which are not Development Compounds), provided that such license shall not include any license to such active ingredients themselves; and (ii) the licenses granted to NovaCal under Sections 7.1.2(b), 12.5.1(d), and 12.5.2(d) shall only apply to products that contain any Licensed Compound(s) alone or in combination with one or more other active ingredients (which are not Licensed Compounds), provided that such license shall not include any license to such active ingredients themselves.

7.2 Identified Opportunities.

7.2.1 Alcon or NovaCal may identify to the Coordination Committee specific proposed applications of a Licensed Compound within the Field (other than the use of a Licensed Product for the prevention or treatment of infections) (each, an “Identified Opportunity”). The Coordination Committee shall evaluate each such Identified Opportunity and determine in writing within sixty (60) days of the date such Identified Opportunity is first identified to it, whether it agrees that the subject Identified Opportunity justifies an investigation on the part of Alcon. If Alcon agrees that subject Identified Opportunity justifies an investigation on the part of Alcon, then NovaCal will provide reasonably sufficient quantities (as determined by the Coordination Committee) of the applicable Licensed Compound(s) to enable Alcon to evaluate the Identified Opportunity, and Alcon will have a reasonable period of time (as determined by the Coordination Committee, but in no event more than [***] following the first receipt of such Licensed Compound(s) from NovaCal or such other period as may be mutually agreed between the Parties through the Coordination Committee) (the “Evaluation Period”) to use Commercially Reasonable efforts to evaluate such Identified Opportunity.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a) If Alcon (i) through the Coordination Committee does not agree that the subject Identified Opportunity justifies an investigation, (ii) notifies NovaCal within the Evaluation Period that Alcon is not interested in pursuing Development and Commercialization of the subject Identified Opportunity hereunder, or (iii) fails to provide any notification to NovaCal as to Alcon’s interest prior to the end of the Evaluation Period, then, upon written notification from NovaCal to the Coordination Committee, such Identified Opportunity shall be excluded from the Field for all purposes of the Agreement, and NovaCal shall be free to develop and commercialize, alone or with a Third Party partner, Licensed Products for that particular Identified Opportunity; provided that NovaCal or its Third Party partner shall not have the right to use any Patents or Know-How Controlled by Alcon (unless jointly owned by NovaCal as provided in Section 9.1.1) or, except as otherwise required by applicable law, rule or regulation, or by any Regulatory Authority, have the right to use any Data or Regulatory Filings developed or provided by Alcon hereunder in connection with the development of any pharmaceutical product incorporating an Aganocide Compound for such Identified Opportunity or otherwise to support the filing or maintenance of Regulatory Filings with respect thereto.

(b) If Alcon notifies NovaCal that it is interested in pursuing the Development and Commercialization of the applicable Identified Opportunity prior to the expiration of the Evaluation Period, then Alcon shall have up to [***] following such notice to determine its commercial interest and to agree upon commercial terms and diligence requirements with NovaCal for the further Development and Commercialization of Licensed Products for such Identified Opportunity, subject to the provisions of subparagraph (c) below, and the following shall apply:

(i) The Parties shall negotiate in good faith one or more milestone payments and a royalty that shall be appropriate for the particular Identified Opportunity, which milestone payment(s):(A) shall not exceed, in total, [***] of the total of the amounts described in Section 8.3 for the applicable Sub-Field and (B) shall be [***] relative to said Sub-Field. For clarity, the total, aggregate amounts payable to NovaCal as milestone payments for all applications in a particular Sub-Field shall not exceed [***], regardless of the number of applications pursued by Alcon in that Sub-Field (i.e., if the particular Identified Opportunity is developed by Alcon before the first anti-infective Licensed Product in the applicable Sub-Field, any negotiated milestone payments for that Identified Opportunity paid by Alcon to NovaCal shall be [***]).

(ii) In the case of a Licensed Product for an Identified Opportunity consisting solely of a contact lens solution (i.e., a non-pharmaceutical indication): (A) the milestone shall be the earlier of submission to the FDA of an application to market a Licensed Product for such Identified Opportunity or the first commercial launch of such Licensed Product in the United States for such Identified Opportunity, and the [***] with respect thereto shall be [***]; provided that, if

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

any event substantially equivalent to such milestone is achieved in any jurisdiction outside of the United States prior to achievement of such milestone in the United States, Alcon shall pay to NovaCal [***] of such milestone payment at such time, with the remaining [***] payable to NovaCal upon the achievement of such milestone in the United States; and (B) the royalty rate for a Licensed Product for such Identified Opportunity shall be equal to [***] of Net Sales of such Licensed Product.

(iii) In the case of a Licensed Product for an Identified Opportunity incorporating a Licensed Compound solely as a preservative, the royalty rate shall be negotiated in good faith by the Parties as specified in subsection (i) above, but in no event exceed [***] of Net Sales of such Licensed Product.

(iv) In the case of Licensed Products for an Identified Opportunity other than those described in subsections (ii) and (iii) above, the royalty rate shall be negotiated in good faith by the Parties, but in no event exceed [***] of Net Sales of such Licensed Product.

(v) If after such [***] period, the Parties cannot agree upon the commercial terms and diligence requirements for the further Development and Commercialization of a particular Identified Opportunity hereunder, NovaCal shall have the right to give written notice to Alcon and such Identified Opportunity shall be excluded from the Field for all purposes of the Agreement, and NovaCal shall be free to develop and commercialize, alone or with a Third Party partner, Licensed Products for that particular Identified Opportunity; provided that NovaCal or its Third Party partner shall not, except as otherwise required by applicable law, rule or regulation, or by any Regulatory Authority, have the right to use any Patents or Know-How Controlled by Alcon (unless jointly owned by NovaCal as provided in Section 9.1.1), or any Data or Regulatory Filings developed or provided by Alcon hereunder in connection with the development of any pharmaceutical product incorporating an Aganocide Compound for such Identified Opportunity or otherwise to support the filing or maintenance of Regulatory Filings with respect thereto.

(c) Notwithstanding the foregoing, Alcon shall not be obligated to pursue Development of more than [***] Identified Opportunities in each Sub-Field at the same time. In the event Alcon is already engaged in the Development of [***] Identified Opportunities in a Sub-Field as of the expiration of the [***] period specified in subparagraph (b) above, said [***] period shall be tolled until such time as Alcon’s existing Development efforts with respect to [***] such Identified Opportunity in the applicable Sub-Field have either been completed or abandoned.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

7.3 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 7 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

7.4 Exclusivity of Efforts.

7.4.1 Alcon. During the Exclusivity Period, Alcon shall not conduct, participate in or sponsor, directly or through any Affiliate of Alcon, either alone or with any Third Party, any activities directed toward the discovery, development or commercialization of any Aganocide Compound, except in each case pursuant to the Discovery Research Program, Development Program or as a Licensed Product in accordance with the terms of this Agreement.

7.4.2 NovaCal. During the Exclusivity Period, NovaCal shall not conduct, participate in or sponsor, directly or through any Affiliate of NovaCal, either alone or with any Third Party, any activities directed toward the discovery, development or commercialization of any Aganocide Compound for any application in the Field, except in each case pursuant to the Discovery Research Program, Development Program or as a Licensed Product in accordance with the terms of this Agreement.

7.4.3 Post Effective Date Affiliates. In the event a Party enters into any transaction (a “Subject Transaction”) whereby a Third Party that is engaged in activities that are prohibited under Section 7.4 above (such activities, a “Competing Program”) becomes an Affiliate of such Party after the Effective Date (such Affiliate, a “Post-Execution Affiliate”), then such Party (the “Notifying Party”) shall provide notice to the other Party (for purposes of this Section 7.4.3, the “Other Party”), within five (5) business days of the closing of the Subject Transaction, specifying the identity of the Post-Execution Affiliate and describing in reasonable detail, to the extent permitted by law and without disclosing any proprietary information, the Competing Program and its focus. Such notice shall also state whether the Notifying Party elects to: (i) include all or part of the Competing Program within the activities under this Agreement on the terms and conditions herein, (ii) Divest all or any portion of the Competing Program not so included within the activities under the Agreement; or (iii) keep separate all or any portion of the Competing Program not so included within the activities under the Agreement (if the Notifying Party does not include all of the Competing Program within the activities under this Agreement, the portion of such Competing Program not so included shall be Divested under subsection (ii) or kept separate under subsection (iii)); provided that:

(a) the Notifying Party shall not have the right to make the election under clause (iii) above if twenty percent (20%) or more of the Post-Execution Affiliate’s business consists of the Competing Program (as measured by percentage of research and development spend or revenue with respect to the Competing Program when compared to the other assets of the Post-Execution Affiliate’s business), or

(b) in the event of the Notifying Party elects the option described in clause (iii), then (I) the Notifying Party shall not have the right to exercise any of its rights or fulfill any of its obligations hereunder through such Post-Execution Affiliate, (II) such Post-Execution Affiliate shall not receive any license or other right under the NovaCal Technology or Data for any application in the Field, (III) the Other Party shall not have any license under any Patents or Know-How controlled by the Post-Execution Affiliate that was not licensed to the Other Party prior to the Subject Transaction, (IV) the Notifying Party shall maintain capacity and resources at least equivalent to those that were applied by the Notifying Party to activities under the Agreement or that are reasonably necessary for the Notifying Party to fulfill its obligations hereunder, to the extent the Notifying Party was required to maintain such capacity and resources had the Subject Transaction not occurred, and (V) the Notifying Party shall use its best efforts to put procedures in place to separate its activities under this Agreement and the Competing Program including preventing any disclosure of the Confidential Information of the Other Party to the Post-Execution Affiliate and to prevent receipt or use for activities under the Agreement of any technology or proprietary information of the Post-Execution Affiliate.

(c) For purposes of this Section 7.4.3, “Divest” shall mean, with respect to a Competing Program, (x) the sale, license (exclusive in the Field) or other transfer of all of the right, title and interest in and to such Competing Program in the Field, including all technology, intellectual property and other assets relating solely thereto, to an independent Third Party (other than the Post-Execution Affiliate), without the retention or reservation of any rights, license or interest (other than solely an economic interest) within the Field by the Notifying Party or Post-Execution Affiliate in such Competing Program and (y) the complete shut down of the Competing Program such that no technology, intellectual property or other asset relating thereto is used by the Notifying Party or its Affiliates and delivery of written confirmation from the Notifying Party to the Other Party that the Notifying Party and its Affiliates covenant not to use any technology, intellectual property and assets solely relating to such Competing Program during the Exclusive Period.

7.5 Use of NovaCal Technology. Notwithstanding Section 7.1 above, Alcon agrees not to use any NovaCal Technology to research (including Discover), develop or commercialize Aganocide Compounds, other than as a Licensed Product under this Agreement; nor shall Alcon use any NovaCal Technology for any other purpose.

7.6 Conflicts of Interest. In carrying out its responsibilities under the Collaboration, each Party agrees to act in the best interests of the Licensed Products. Without limiting the foregoing, if Alcon or its Affiliate or Marketing Partner sells a Licensed Product to a Third Party to whom it also provides other products or services, Alcon or such Affiliate or Marketing Partner (as applicable) shall not price, discount or otherwise offer (including bundling) the Licensed Product in any way that benefits such other products or services at the expense of such Licensed Product or otherwise disadvantage the Licensed Products. Similarly, if a NovaCal Co-Marketing Partner sells a Licensed Product to a Third Party to whom it also provides other products or services, such Co-Marketing Partner shall not price, discount or otherwise offer (including bundling) the Licensed Product in any way that benefits such other products or services at the expense of such Licensed Product or otherwise disadvantage the Licensed Products. In all events, Alcon and its Affiliates and Marketing Partners and NovaCal’s Co-Marketing Partners shall price and offer Licensed Products sold by it hereunder in a manner consistent with standard practices in the pharmaceutical industry.

ARTICLE 8

PAYMENTS

8.1 Technology Access Fee. Within ten (10) business days after the Effective Date, Alcon shall pay to NovaCal a technology access fee of [***], of which: [***] is attributable for the rights granted to Alcon hereunder in the Ophthalmic Sub-Field, [***] is attributable for the rights granted to Alcon hereunder in the Otic Sub-Field, and [***] is attributable for the rights granted to Alcon hereunder in the Sinus Sub-Field. Such technology access fee shall be non-refundable, and shall not be creditable (except as otherwise provided in Section 12.5.2) against any other amount due hereunder.

8.2 Alcon Funding.

8.2.1 FTE Funding.

(a) Alcon agrees to fund during each year of the Funding Term, the number of NovaCal FTEs specified in the Discovery Research Plan and Development Plans, but no less than the number of NovaCal FTEs set forth in Exhibit 8.2 during the applicable calendar year under the Discovery Research Program and the Development Programs collectively. Effective beginning with the calendar year 2007, the FTE Rate shall increase no more than once annually on January 1 of each year by the percentage increase, if any, in (A) salaries as reported for the current fiscal year by Radford Surveys™ Quarterly Salary Increase Trend Survey (QSIT)—Biotechnology Edition Base Salary Increase Analysis for Exempt Employees (Current Fiscal Year Actual (Undiluted) Overall Increases Combined), or (B) the Consumer Price Index, for All Urban Consumers for the San Francisco Bay Area, as published by the U.S. Department of Labor, Bureau of Labor Statistics, in each case whichever increase is higher since the last such increase under this Section 8.2.1(a) (or in the case of the first such increase, the Effective Date) and such increase shall be effective on a going-forward basis for the then-current and all subsequent Discovery Research Plans and Development Plans hereunder until further modified under this Section 8.2.1(a). Notwithstanding anything herein to the contrary, NovaCal shall not have any obligation to perform any activities under the Discovery Research Plan or any Development Plan or incur any expenses with respect thereto if such activities are not funded by Alcon under this Section 8.2 or are to be performed after the expiration of the Funding Term.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b) During January and July of each calendar year during the Funding Term, Alcon shall pay to NovaCal an amount equal to one-half of the product of the FTE Rate times the number of NovaCal FTEs specified in the then-current Discovery Research Plan and Development Plans. Unless otherwise specified in the Discovery Research Plan or a Development Plan, FTE numbers budgeted for the full year will be deemed budgeted in equal amounts for each calendar quarter during such year. Notwithstanding the foregoing, Alcon shall pay within ten (10) days of the Effective Date a prorated amount for the period from the Effective Date until December 31, 2006. In addition, the last calendar quarter during the Funding Term shall be appropriately prorated.

8.2.2 Non-FTE Costs. If the Discovery Research Plan or Development Plan includes, and NovaCal agrees, that NovaCal conduct and fund any activity using Third Party resources or acquire any capital equipment, Alcon shall reimburse NovaCal for the actual amounts paid by NovaCal for such Third Party activities or capital equipment subject to production of receipts or other evidence of payment, all as pre-approved by Alcon.

8.2.3 Funding Term Extension. Alcon may extend the Funding Term for up to [***] beyond the [***] of the Effective Date (each, a “Funding Term Extension”) by providing written notice to NovaCal at least six (6) months prior to the end of the then-current Funding Term. In the event that Alcon so elects to extend the Funding Term, Alcon’s obligation to provide FTE and other funding pursuant to this Section 8.2 shall apply to each such Funding Term Extension, unless otherwise agreed by the Parties.

8.3 Development Milestone Payments. Subject to Sections 8.3.1 and 8.3.2 below, Alcon shall pay to NovaCal the amounts set forth in the following table (each, a “Milestone Payment”) upon the first achievement of the corresponding milestone event for a Licensed Product intended for the prevention or treatment of any infection (each, a “Milestone Event”):

Milestone Event	Ophthalmic Sub-Field Milestone Payment	Otic Sub-Field Milestone Payment	Sinus Sub-Field Milestone Payment
1. Non-rejection of an IND for an indication in the applicable Sub-Field	[***]	[***]	[***]

2. First initiation of a Phase III clinical trial for an indication in the applicable Sub-Field	[***]	[***]	[***]

3. First filing of an MAA in the United States for an indication in the applicable Sub-Field	[***]	[***]	[***]

4. First receipt of a Marketing Approval in the United States for an indication in the applicable Sub-Field	[***]	[***]	[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.3.1 Certain Terms.

(a) If a Licensed Product intended for the treatment or prevention of any infection first achieves a milestone substantially equivalent to a Milestone Event with respect to a particular Sub-Field in a jurisdiction other than the United States prior to meeting such Milestone Event in the United States, then Alcon shall pay to NovaCal an amount equal to [***] of the applicable Milestone Payment for such Sub-Field. This Section 8.3.1(a) shall not limit in any way Alcon’s obligation to pay the Milestone Payment for such Milestone Event upon the achievement thereof in the United States; provided that, in such event, the amounts received by NovaCal under this Section 8.3.1(a) with respect to such Milestone Event outside of the United States will be creditable against the full Milestone Payment amount due upon the first achievement of such Milestone Event in the United States.

(b) For purposes of this Section 8.3:

(i) “Non-rejection” with respect to an IND shall be deemed to occur upon expiration of the period when the applicable Regulatory Authority may reject the IND or acceptance by the applicable Regulatory Authority thereof.

(ii) The “initiation” of a clinical trial shall be deemed to occur upon the first dosing of the first subject in such trial.

(c) It is understood that the Milestone Payments reflected under any column in the table above shall be payable whether or not Milestone Events have been paid for such Licensed Product with respect to other columns in such table.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d) If a subsequent Milestone Event is achieved before a prior Milestone Event (“prior” and “subsequent” referring to a lower or higher, respectively, number corresponding to such milestone in the tables above, for e.g., Milestone Event 2 is “prior” to Milestone Event 3), then all such prior Milestone Events shall be deemed achieved upon achievement of the subsequent Milestone Event and become payable (if not previously paid) in accordance with this Section 8.3.

(e) Upon payment of the Milestone Payment for achievement of Milestone Event 4 with respect to a particular Sub-Field, Alcon shall have the right to credit [***] of such Milestone Payment against the royalties payable to NovaCal on Net Sales of Licensed Products in such Sub-Field recognized on or after twelve (12) months from the commercial launch of such Licensed Product in such Sub-Field in the United States, provided that no single royalty payment with respect to Licensed Products in such Sub-Field due to NovaCal hereunder may be reduced by more than [***].

(f) With respect to each Sub-Field, in the event that Milestone Event 1 is not achieved by a Licensed Product for an indication in such Sub-Field prior to the [***] of the Effective Date, unless such failure to achieve Milestone Event 1 is attributable to NovaCal, Alcon shall pay to NovaCal [***] of the Milestone Payment for Milestone Event 1 for such Sub-Field, with the remaining [***] of such payment to be payable upon the achievement of Milestone Event 1 by a Licensed Product for an indication in such Sub-Field.

(g) With respect to each Sub-Field, in the event that Milestone Event 2 is not achieved by a Licensed Product for an indication in such Sub-Field prior to the [***] of the date on which Milestone Event 1 was first achieved with respect to such Sub-Field, Alcon shall pay to NovaCal [***] of the Milestone Payment for Milestone Event 2 for such Sub-Field, with the remaining [***] of such payment to be payable upon the achievement of Milestone Event 2 by a Licensed Product for an indication in such Sub-Field; provided, however if (i) the FDA requires long-term chronic preclinical or clinical studies for such Sub-Field, (ii) the FDA requires carcinogenicity studies prior to the initiation of a Phase III clinical trial for such Sub-Field, or (iii) Development Compound raw material from a validated manufacturing process is not available to support a Phase III clinical trial for such Sub-Field for reasons outside of Alcon’s reasonable control, then [***] of such Milestone Payment shall be payable until the achievement of Milestone Event 2 by a Licensed Product for an indication in the Sub-Field.

8.3.2 Milestone Payment Timing. The payments set forth in this Section 8.3 shall each be due and payable to NovaCal within thirty (30) days of the achievement (or deemed achievement) of the corresponding Milestone Event set forth above. Alcon agrees to promptly notify NovaCal of its achievement of each Milestone Event.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.4 Royalty Payments. Alcon shall pay to NovaCal a royalty on Net Sales for each Licensed Product on a Sub-Field-by-Sub-Field basis, as follows:

8.4.1 Ophthalmic Sub-Field. With respect to Net Sales of Licensed Products labeled for applications in the Ophthalmic Sub-Field, Alcon shall pay to NovaCal a royalty equal to: [***].

8.4.2 Otic Sub-Field. With respect to Net Sales of Licensed Products labeled for applications in the Otic Sub-Field, Alcon shall pay to NovaCal a royalty equal to: [***].

8.4.3 Sinus Sub-Field. With respect to Net Sales of Licensed Products labeled for applications in the Sinus Sub-Field, Alcon shall pay to NovaCal a royalty equal to: [***].

8.4.4 Certain Terms.

(a) Notwithstanding the foregoing, if a Licensed Product is labeled for applications in multiple Sub-Fields or otherwise subject to multiple royalty rates hereunder only one royalty shall be due at the applicable highest royalty rate.

(b) “Cover” shall mean, with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a NovaCal Patent at the time thereof. For clarity with respect to a claim within a patent application, “Cover” includes infringing a claim in such patent application if it were to issue as prosecuted in good faith. “Covered” or “Covering” have their correlative meanings.

8.4.5 Term of Royalties. NovaCal’s right to receive royalties under this Section 8.4 above shall expire on a Licensed Product-by-Licensed Product, Sub-Field-by-Sub-Field and country-by-country basis as follows:

(a) With respect to each of the United States, Japan, and any country within the European Union, upon the later to occur of (i) [***] from the first commercial sale of such Licensed Product for applications in such Sub-Field in such country, and (ii) expiration of the last to expire Patent within the NovaCal Patents Covering such Licensed Product in such country.

(b) With respect to each of all other countries in the Territory, upon the later to occur of (i) [***] from the first commercial sale of such Licensed Product for applications in such Sub-Field in the United States, and (ii) expiration of the last to expire Patent within the NovaCal Patents Covering such Licensed Product in such country.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.4.6 Payment/Reports. All payments under this Section 8.4 shall be due and payable within seventy-five (75) days of the last day of the calendar quarter during which the corresponding Net Sales are recognized. Together with any such payment, Alcon shall deliver a report specifying on a Licensed Product-by-Licensed Product, Sub-Field-by-Sub-Field basis: (i) total invoiced amount from sales of Licensed Products by Alcon and its Affiliates and Marketing Partners; (ii) Net Sales and (iii) total royalties payable. Notwithstanding the foregoing, if NovaCal is required by laws, rules or regulations applicable to NovaCal to report revenue or other information prior to or within fifteen (15) days of the date the reports to be provided by Alcon pursuant to this Section 8.4.6 are due, then Alcon shall cooperate in good faith with NovaCal to provide such information to permit NovaCal to comply with such laws, rules or regulations on a timely basis.

8.4.7 Competition. With respect to a given Licensed Product sold by Alcon or its Affiliates or Marketing Partners in any Sub-Field in any country, in the event that Alcon or its Affiliates or Marketing Partners experiences competition from a Third Party selling a product containing an Aganocide Compound (a “Competing Product”) and if either of the conditions below exists, then Alcon and NovaCal shall negotiate in good faith a new royalty rate, if any, for the involved country:

(a) Both NovaCal and Alcon conclude that enforcement of relevant NovaCal Patents against the Competing Product is precluded by reason of invalidity or costs; or

(b) There are no NovaCal Patents Covering the Competing Product in the applicable country.

8.5 Payment Method. All payments due under this Agreement to NovaCal shall be made by bank wire transfer in immediately available funds to an account designated by NovaCal. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars (i.e., the legal currency of the United States). Except as otherwise provided herein, all payments due to a Party hereunder shall be due and payable within thirty (30) days of an invoice from the other Party.

8.6 Taxes. Subject to Section 13.2, it is understood that each Party hereto is a United States entity and that all payments from one Party to the other required under this Agreement shall be made from and to a United States entity to the name or account at its designated United States address and accordingly no withholding taxes shall apply thereto.

8.7 Records. Alcon shall keep, and shall cause its Affiliates and Marketing Partners to keep, proper books of records and accounts in which full, true and correct entries (in conformity with GAAP), which shall be made for the purpose of determining the amounts payable or owed to NovaCal under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be maintained for a period of three (3) years following the end of the calendar year to which they pertain and kept reasonably accessible, and shall be made available for inspection, upon thirty (30) days written notice and not more than once in each calendar year, throughout such three (3) year period by an independent Third Party auditor selected by or under authority of NovaCal for such purposes, in accordance with Section 8.8 below. Once an inspection of a given calendar year is complete and any related issues resolved between the Parties, such calendar year will be closed for audit and shall not be subject to further inspection pursuant to this Section 8.7.

8.8 Inspection of Records. Alcon shall, and shall cause each of its respective Affiliates or Marketing Partners to permit, independent certified auditors to visit and inspect, during regular business hours and under the guidance of officers of the entity being inspected, and to examine the books or records and accounts of Alcon or such Affiliate or Marketing Partner to the extent relating to this Agreement and discuss the affairs, finances and accounts of Alcon or such Affiliate or Marketing Partner to the extent relating to this Agreement. Alcon or such Affiliate or Marketing Partner shall permit the independent certified public accountant (subject to obligations of confidentiality to Alcon or such Affiliate or Marketing Partner), appointed by NovaCal and reasonably acceptable to Alcon or such Affiliate or Marketing Partner, to inspect the books and records described in Section 8.7; provided that such inspection shall not occur more often than once per calendar year, unless a material error is discovered in such inspection, in which case NovaCal shall have the right to conduct an additional audit for such period. Any inspection conducted under this Section 8.8 shall be at the expense of NovaCal, unless such inspection reveals any underpayment of any amount due to NovaCal hereunder by at least ten percent (10%) for any period, in which case the full costs of such inspection shall be borne by Alcon. Any underpayment shall be paid by Alcon to NovaCal within fifteen (15) business days with interest on the underpayment at the rate specified in Section 8.9 from the date such payment was originally due.

8.9 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest, to the extent permitted by applicable law, from the date due until paid at a rate equal to the (thirty) 30 day London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted in The Wall Street Journal (Eastern Edition) effective for the date on which the payment was due, plus an additional two percent (2%). This Section 8.9 shall in no way limit any other remedies available to either Party.

8.10 Currency Conversion. All amounts under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars using methods that are in compliance with GAAP and consistent with the financial statements of the Party making the payment.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Inventions.

9.1.1 General. As between the Parties, title to all inventions and other intellectual property made (i) solely by Alcon personnel in connection with this Agreement shall be owned by Alcon, (ii) solely by NovaCal personnel in connection with this Agreement shall be owned by

NovaCal and (iii) made jointly by personnel of Alcon and NovaCal (such joint inventorship to be determined based upon U.S. patent law) in connection with this Agreement shall be jointly owned by Alcon and NovaCal. Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such jointly owned inventions or intellectual property, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting.

9.1.2 Compound Improvements. Each Party agrees to promptly disclose to the other all Compound Improvements made by or under authority of such Party during the Exclusivity Period. Notwithstanding Section 9.1.1, as between the Parties, title to all Compound Improvements made by or under authority of a Party, whether alone or jointly with others, in connection with the activities conducted pursuant to this Agreement during the Exclusivity Period, shall be owned by, and are hereby assigned to, NovaCal. Otherwise, all other Compound Improvements shall be owned by Parties in accordance with Section 9.1.1. As used herein, “Compound Improvement” shall mean any invention or other subject matter comprising the composition of any Aganocide Compound (together with any and all intellectual property rights therein, including Patents).

9.2 Patent Prosecution.

9.2.1 NovaCal Patents. As between the Parties, NovaCal shall have the right, at its expense, to control the Prosecution and Maintenance of the NovaCal Patents using counsel of its choice. NovaCal agrees to: (i) keep Alcon reasonably informed with respect to such activities; and (ii) consult in good faith with Alcon regarding such matters, including the abandonment of any claims thereof covering the Licensed Products. If NovaCal determines to abandon any claims of a NovaCal Patent covering the Licensed Products in the Field anywhere in the Territory, then NovaCal shall provide Alcon with notice at least sixty (60) days or prior to the date such abandonment would become effective. In such event, Alcon shall have the right, at its option, to control the Prosecution and Maintenance of such claims at its own expense in NovaCal’s name. In the event Alcon elects to control the Prosecution and Maintenance of such claims, such claims shall not be considered Valid Claims for purposes of determining the applicable royalty rate under Section 8.4 above. For purposes of this Article 9, “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

9.2.2 Joint Patents. With respect to Patents claiming subject matter jointly owned by the Parties, the Parties shall Prosecute and Maintain such Patents solely as mutually agreed, on a case-by-case basis.

9.3 Defense of Third Party Infringement Claims. If any Licensed Product Manufactured, used or sold by Alcon or its Affiliates or Marketing Partners becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of Licensed Product in the Field, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant. Neither Party shall enter into any settlement of any claim described in this Section 9.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other Party’s request and expense.

9.4 Enforcement. Subject to the provisions of this Section 9.4, in the event that Alcon reasonably believes that any NovaCal Patent is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation in the Territory of a product incorporating any Licensed Compound for any application within the Field (an “Infringing Product”), Alcon shall promptly notify NovaCal. In such event, NovaCal shall have the initial right (but not the obligation) to enforce such NovaCal Patents with respect to such infringement, or to defend any declaratory judgment action with respect thereto (for purposes of this Section 9.4, an “Enforcement Action”).

9.4.1 Initiating Enforcement Actions. In the event that NovaCal fails to initiate an Enforcement Action to enforce such NovaCal Patent against a commercially significant infringement by a Third Party in a country in the Territory, which infringement consists of the manufacture, use, sale, offer for sale or importation of an Infringing Product in the Field in such country, within ninety (90) days of a request by Alcon to initiate such Enforcement Action, Alcon may initiate an Enforcement Action against such infringement at its own expense. In such case, NovaCal shall cooperate with Alcon in such Enforcement Action at Alcon’s expense. The Party initiating or defending any such Enforcement Action shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice.

9.4.2 Recoveries. With respect to Enforcement Actions initiated by NovaCal in a country in the Territory, provided that Alcon agrees with such action (which agreement shall not be unreasonably withheld, delayed or conditioned), Alcon shall pay one half (1/2) of the costs and expenses (including attorneys’ and professional fees) incurred by NovaCal in such Enforcement Action. Any recovery received as a result of any Enforcement Action to enforce Patent Rights pursuant to this Section 9.4 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared (to the extent the same represents damages from sales of Infringing Products within the Field in the Territory) equally between the Parties; provided, however, that if NovaCal initiates the Enforcement Action and Alcon does not pay one half (1/2) of the costs and expenses incurred by NovaCal therein, Alcon shall be entitled to only twenty-five percent (25%) of the net amount recovered in such Enforcement Action to the extent the same represents damages from sales of Infringing Products within the Field in the Territory; and if Alcon initiates the Enforcement Action at its own expense in accordance with this Section 9.4, any recovery received shall be used first to reimburse Alcon for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared as follows: Alcon shall be entitled to receive seventy-five percent (75%) of such damages and NovaCal shall retain twenty-five percent (25%) of such damages. It is understood that any recovery from an Enforcement Action, whether brought by NovaCal or Alcon, which do not represent damages from sales of Infringing Products within the Field in the Territory, shall inure solely and be paid over to NovaCal.

9.5 Third Party Technologies.

9.5.1 If after the Effective Date, NovaCal acquires or licenses from a Third Party subject matter within the NovaCal Technology (“Third Party Technology”) that is subject to payment obligations to the Third Party, then NovaCal shall so notify Alcon and the following shall apply, provided that the Third Party Technology represents additional technology that supplements the NovaCal Technology and is not intended primarily as a freedom-to-operate license or acquisition with respect to Commercialization of Licensed Compounds in the Field: the rights granted to Alcon hereunder with respect to such Third Party Technology shall be subject to Alcon promptly reimbursing NovaCal for the amounts that become owing to such Third Party by reason of the grant to or exercise by or under authority of Alcon of such rights to such Third Party Technology and Alcon shall reimburse NovaCal for a reasonable portion of any upfront fee or other similar amounts paid to acquire such Third Party Technology that is allocable to the rights granted to Alcon to such Third Party Technology hereunder. Upon request by Alcon, NovaCal shall disclose to Alcon a written description of such payment obligations. Alcon may exclude Third Party Technology from the rights granted to it hereunder by providing notice to NovaCal thereof, provided that such notice is provided prior to the exercise of any rights to such Third Party Technology by or under authority of Alcon; in such event, such Third Party Technology shall be deemed excluded from the NovaCal Patents, NovaCal Know-How and NovaCal Technology.

9.5.2 If after the Effective Date, Alcon or its Affiliates acquires or licenses from a Third Party any Know-How or Patents, required (i.e., for which there is no commercially practicable alternative) for the Development, Manufacture or Commercialization of Licensed Products (“Alcon Technology”), then Alcon shall use reasonable efforts to notify NovaCal thereof from time to time. If requested by NovaCal (whether as a result of such notice or otherwise), Alcon agrees, to the extent Alcon Controls rights outside the Field to such Alcon Technology to grant NovaCal a non-exclusive license, with the right to sublicense NovaCal’s Marketing Partners, to make, have made, use, sell, offer for sale and otherwise exploit such Alcon Technology in connection with activities with Licensed Compounds outside the Field, and the following shall apply: the rights granted to NovaCal hereunder with respect to such Alcon Technology shall be subject to NovaCal promptly reimbursing Alcon for the amounts that become owing to such Third Party by reason of the grant to or exercise by or under authority of NovaCal of such rights to such Alcon Technology and NovaCal shall reimburse Alcon for a reasonable portion of any upfront fee or other similar amounts paid to acquire such Third Party Technology that is allocable to the rights granted to NovaCal to such Alcon Technology hereunder, and all other terms under which Alcon acquired or licensed such Alcon Technology from such Third Party shall be passed through to NovaCal. Upon request by NovaCal, Alcon shall disclose to NovaCal a written description of such payment obligations. The Parties shall enter into a separate license agreement documenting such license grant and the associated terms and conditions; provided that NovaCal shall not have the right to exercise the licenses granted pursuant to this Section 9.5.2 with respect to Know-How or Patents in a manner that can reasonably be expected to (i) create a risk of substitutability of the type contemplated in Section 2.6.3 hereof, or (ii) otherwise compete with Alcon products in the ophthalmic, otic and nasal fields.

9.5.3 The obligations of NovaCal and the rights of Alcon under this Agreement shall be subject to, and limited by, any agreements pursuant to which NovaCal acquired or licensed any NovaCal Technology and if any such agreement requires that a particular provision be incorporated in a sublicense granted thereunder, such provision shall be deemed incorporated by reference herein only the extent so required and with respect to the subject matter of such agreement. Notwithstanding anything herein to the contrary, with respect to the Prosecution and Maintenance, and enforcement, of NovaCal Patents licensed by NovaCal from a Third Party, to the extent NovaCal has the right to do so, NovaCal shall cooperate with Alcon to Prosecute and Maintain and enforce such NovaCal Patents in the same manner as set forth in Sections 9.2 and 9.4 above. As between NovaCal and Alcon, any recoveries from enforcement of such NovaCal Patents licensed from a Third Party (including any amounts that NovaCal receives from the Third Party licensor as a result of such enforcement) shall be shared in accordance with Section 9.4.2, after deducting from such recoveries any amounts owed to the Third Party licensor for such enforcement; provided that any Enforcement Actions initiated by the Third Party licensor shall be deemed initiated by NovaCal for purposes of Section 9.4.2 above, and the costs and expenses incurred by NovaCal in such Enforcement Action shall include the costs and expenses reimbursed or required to be reimbursed by NovaCal to the Third Party licensor in such Enforcement Action.

9.6 Patent Marking. Alcon shall mark (or caused to be marked) all Licensed Products marketed and sold hereunder with appropriate NovaCal Patent numbers or indicia at NovaCal’s request to the extent permitted by law, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

10.1.1 was already known to or possessed by the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

10.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

10.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

10.1.4 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

10.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2 Authorized Use and Disclosure. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (ii) to the extent such disclosure is reasonably necessary in filing for, prosecuting or maintenance of Patents, copyrights and trademarks (including applications therefor) in accordance with this Agreement, complying with the terms of agreements with Third Parties, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, conducting preclinical or clinical trials, obtaining and maintaining regulatory approvals (including Marketing Approvals), marketing Licensed Products, or otherwise required by applicable law or regulation, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

10.3 Publications. Each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results for the Licensed Products in the Field at least thirty (30) days in advance of the proposed date of submission for publication, so as to allow that Party to review such proposed publication or disclosure. The reviewing Party will promptly review such proposed publication or disclosure and make any objections or comments that it may have thereto, and the Parties shall discuss the advantages and disadvantages of publishing or disclosing such results. If the Parties are unable to agree on whether to publish or disclose the same, subject to Section 10.4 below, the matter shall be referred to the Coordination Committee for resolution. This Section 10.3 shall not be deemed to limit the Parties’ obligations under Section 10.1 above.

10.4 Publicity.

10.4.1 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others (including in the case of NovaCal, potential and actual licensees under the NovaCal Technology) on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by applicable law or regulation, including securities laws. Notwithstanding the foregoing, the Parties agree upon a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit 10.4.1; thereafter, NovaCal and Alcon may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

10.4.2 Publicity Review. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding Licensed Products in the Field and other activities in connection with this Agreement, beyond what may be strictly required by applicable law or regulation, and each Party may make such disclosures from time to time with the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process and occurrence of Milestone Events) or Commercialization of Licensed Products in the Field hereunder or receipt of payments. When a Party (the “Requesting Party”) elects to make any such public disclosure under this Section 10.4.2, it will give the other Party (the “Cooperating Party”) reasonable notice to review and comment on such statement, it being understood that if the Cooperating Party does not notify the Requesting Party in writing within five (5) business day period or such shorter period if required by applicable law of any reasonable objections, as contemplated in this Section 10.4.2, such disclosure shall be deemed approved, and in any event the Cooperating Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable laws, rules, regulations and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities (including the FDA), the potential loss of competitive advantage by publishing confidential information regarding the status of development efforts and/or commercialization plans prematurely, and the need to keep investors and others informed regarding the Requesting Party’s business. Accordingly, the Cooperating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

11.1 General Representations and Warranties. Each Party represents and warrants to the other that:

11.1.1 it is duly organized and validly existing under the laws of its state of incorporation or registration, and has full corporate or partnership power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

11.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

11.1.4 it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to the other Party hereunder; and

11.1.5 it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency which questions or threatens the validity of this Agreement.

11.2 NovaCal’s Warranties. NovaCal represents and warrants that as of the Effective Date:

11.2.1 NovaCal owns all right, title and interest in and to all NovaCal Patents in existence as of the Effective Date;

11.2.2 NovaCal has not granted, and will not grant during the Term, rights to any Third Party under the NovaCal Technology that conflict with the rights granted to Alcon hereunder;

11.2.3 NovaCal has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the NovaCal Patents or NovaCal’s rights therein;

11.2.4 to its knowledge, the manufacture, use or sale of the Licensed Compounds within its Control as of the Effective Date do not infringe any Third Party Patent;

11.2.5 to its knowledge, none of the NovaCal Patents are subject to any pending re-examination, opposition, interference or litigation proceedings; and

11.2.6 NovaCal has not entered into any agreements of the type identified in Section 9.5.3.

11.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 11, NOVACAL AND ALCON EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE NOVALCAL TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.4 Indemnification.

11.4.1 Indemnification by NovaCal. NovaCal hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Alcon and its Affiliates, and its and their agents, directors, officers and employees (the “Alcon Indemnitees”) from and against any liability or expense (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) arising out of a breach of any of NovaCal’s representations and warranties under Sections 11.1 or 11.2. NovaCal’s obligation to Indemnify the Alcon Indemnitees pursuant to this Section 11.4 shall not apply to the extent that any such Losses (A) arise from the gross negligence or intentional misconduct of any Alcon Indemnitee; (B) arise from any breach by Alcon of this Agreement; or (C) are Losses for which Alcon is obligated to Indemnify the NovaCal Indemnitees pursuant to Section 11.4.2.

11.4.2 Indemnification by Alcon. Alcon hereby agrees to Indemnify NovaCal and its Affiliates, and its and their agents, directors, officers and employees (the “NovaCal Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising out of: (i) a breach of any of Alcon’s representations and warranties under Section 11.1; or (ii) the Development, Manufacture, Commercialization, storage, handling, use, sale, offer for sale or importation of Development Compounds and/or Licensed Products or other exercise of the licenses granted hereunder by or under authority of Alcon. Alcon’s obligation to Indemnify the NovaCal Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the gross negligence or intentional misconduct of any NovaCal Indemnitee; (B) arise from any breach by NovaCal of this Agreement; (C) are Losses for which NovaCal is obligated to Indemnify the Alcon Indemnitees pursuant to Section 11.4.1; or (D) result from a finding that the manufacture or sale of a Development Compound or the use thereof in the Field infringes the patent rights of a Third Party.

11.4.3 Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 11.4 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

11.5 Insurance. Alcon shall obtain and maintain, during the term of this Agreement and for six (6) years thereafter, $5 million combined single limit for comprehensive general liability insurance, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers or captive insurer in a form and at levels consistent with industry standards based upon Alcon’s activities hereunder and indemnification obligations hereunder, with NovaCal named as an additional insured. NovaCal shall obtain and maintain, during the term of this Agreement and for a period of six (6) years thereafter, $5 million combined single limit for comprehensive general liability insurance, including coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels consistent with industry standards based upon NovaCal’s activities hereunder and indemnification obligations hereunder, with Alcon named as an additional insured. Such liability insurance or self-insurance through a captive insurer shall be maintained on an occurrence basis to provide such protection after expiration or termination of the policy itself or this Agreement or claims made basis with purchased tail coverage for six (6) years. Each Party shall furnish to the other Party on request a certificate of insurance issued by the insurance company or captive insurer setting forth the amount of the liability insurance and a provision that the other Party hereto shall receive thirty (30) days’ written notice prior to termination or material reduction to the level of coverage.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until Alcon has no remaining royalty payment obligations in such country with respect to such Licensed Product (the “Term”).

12.2 Termination by Alcon.

12.2.1 Alcon shall have the right to terminate this Agreement in its entirety upon nine (9) months’ prior notice to NovaCal referencing this Section 12.2.1.

12.2.2 If the Coordination Committee determines that it is unlikely that any Licensed Product will (i) obtain Marketing Approval for an application in a particular Sub-Field in any Major Market, or (ii) be a commercial success in any Major Market in particular Sub-Field, then Alcon shall have the right to terminate this Agreement with respect to such Sub-Field upon one hundred thirty five (135) days’ prior notice to NovaCal referencing this Section 12.2.2. If the Coordination Committee determines that it is unlikely that any Licensed Product will (i) obtain Marketing Approval for an application in any particular Sub-Field in any Major Market, or (ii) be a commercial success in any Major Market in any Sub-Field, then Alcon shall have the right to terminate this Agreement in its entirety upon one hundred thirty five (135) days’ prior notice to NovaCal referencing this Section 12.2.2.

12.3 Termination for Breach. Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and such breach shall have continued for sixty (60) days after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach prior to the expiration of the sixty (60) day period.

12.4 General Effects of Expiration or Termination.

12.4.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

12.4.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

12.4.3 General Survival. Articles 1, 10 and 13 and Sections 7.1.2(b), 7.1.4 (to the extent applicable to Section 7.1.2(b)), 8.4.6 (with respect to activities prior to the effective date of such termination or expiration or otherwise conducted pursuant to this Article 12), 8.5, 8.6, 8.7 (for the period described therein), 8.8 (for the period described in Section 8.7), 8.9, 8.10, 9.1, 9.2.2, 9.4 (with respect to Enforcement Actions initiated prior to the effective date of such termination or expiration), 11.3, 11.4, 11.5 (for the period described therein), 12.4 and 12.5 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 12, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

12.5 Effects of Certain Terminations.

12.5.1 Termination of this Agreement Pursuant to Section 12.2 or 12.3. If Alcon electively terminates this Agreement in its entirety pursuant to Section 12.2 or either Party terminates this Agreement pursuant to Section 12.3, then:

(a) Ongoing Trials. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, if there are any ongoing clinical trials with respect to Licensed Products being conducted by or on behalf of Alcon (or its Affiliate or Marketing Partner) at the time of notice of termination, Alcon agrees, at NovaCal’s request, to (i) promptly transition to NovaCal or its designee some or all of such clinical trials and the activities related to or supporting such trials at Alcon’s expense, (ii) continue to conduct such clinical trials for a period requested by NovaCal up to a maximum of six (6) months after the effective date of such termination, for which NovaCal would reimburse Alcon for its out-of-pocket expenses incurred with respect thereto, or (iii) terminate such clinical trials; in each case as requested by NovaCal, but in no event shall Alcon be required to continue clinical trials if it reasonably believes such continuation might adversely affect the health of patients participating in the clinical study.

(b) Commercialization. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, if requested by NovaCal, Alcon and its Affiliates and Marketing Partners shall continue to distribute and sell Licensed Products in each country of the Territory for which Marketing Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by NovaCal not to exceed two (2) years from the effective date of such expiration or termination (for purposes of this Section 12.5.1, the “Agreement Wind-Down Period”); provided that NovaCal may terminate the Agreement Wind-Down Period upon sixty (60) days’ notice to Alcon. Notwithstanding any other provision of this Agreement, during the Agreement Wind-Down Period, Alcon’s, its Affiliates’ and its Marketing Partners’ rights with respect to Licensed Products (including the licenses granted under Section 7.1) shall be non-exclusive, NovaCal’s obligations under Section 7.4 shall terminate, and NovaCal shall have the right to engage one or more other Alcon(s) or distributor(s) of Licensed Products in all or part of the Territory. Any Licensed Products sold or disposed by Alcon or its Affiliates or Marketing Partners during the Agreement Wind-Down Period shall be subject to royalties under Section 8.4 above. After the Agreement Wind-Down Period, Alcon and its Affiliates and Marketing Partners shall not make any representation regarding their status as a Licensee of or distributor for NovaCal for any Licensed Product.

(c) Regulatory Filings. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, Alcon shall promptly assign and transfer to NovaCal all Regulatory Filings for Licensed Products that are held or controlled by or under authority of Alcon or its Affiliates or Marketing Partners, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to NovaCal. Alcon shall cause each of its Marketing Partners to transfer any such Regulatory Filings to NovaCal if this Agreement terminates. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to NovaCal, Alcon shall grant to NovaCal a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Licensed Products, and shall cooperate fully to make the benefits of such Regulatory Filings available to NovaCal and/or its designee(s). Within sixty (60) days after notice of such termination, Alcon shall provide to NovaCal copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) . NovaCal shall be free to use and disclose such Regulatory Filings and other items in connection with the license under Section 12.5.1(d) below.

(d) Technology Licenses. Alcon hereby grants NovaCal, effective upon the notice of termination under Section 12.2 or the effective date of such termination by NovaCal under Section 12.3, a non-exclusive, worldwide, irrevocable, license, under (i) any Patent Controlled by Alcon or its Affiliates covering Licensed Products for which any human clinical trial or other human testing had been initiated or that were being Commercialized by or under authority of Alcon; provided, however if any such Patent Controlled by Alcon is subject to payment obligations to a Third Party, Alcon shall promptly disclose such obligations to NovaCal in writing and such Patents shall be deemed to be Controlled by Alcon only if NovaCal agrees in writing to reimburse all amounts owed to such Third Party as a result of NovaCal’s exercise of such license, and (ii) any Know-How disclosed to NovaCal under this Agreement or developed or utilized by Alcon in connection with such Licensed Products; in each case to the extent necessary to make, have made, use, sell, offer for sale and import Licensed Compounds and such Licensed Products. For such license, NovaCal shall pay Alcon a royalty that shall not exceed [***] of net sales of such Licensed Compounds or Licensed Products covered by such Patents or incorporating such Know-How. Accordingly, within thirty (30) days of notice of termination under Section 12.2 or the effective date of such termination by NovaCal under Section 12.3, the Parties shall initiate good faith negotiations to define an appropriate license agreement.

(e) Trademarks. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, Alcon shall consider assigning or causing to be assigned to NovaCal all worldwide rights in and to any trademarks specific to one or more Licensed Products that Alcon used with Licensed Product(s), such assignment to be conditioned on Alcon’s approval, such approval not be unreasonably withheld. Factors Alcon will take into account in determining whether to grant such approval shall include but not be limited to the similarity of the involved trademarks and trade dress rights to other trademarks and trade dress rights owned or used by Alcon. It is understood that such assignment shall not include the Alcon name or trademark for the Alcon company itself.

(f) Marketing Partners. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, Alcon’s Marketing Partners of Licensed Products shall, at the request of NovaCal, be assigned to NovaCal to the furthest extent possible. In the event NovaCal does not request assignment of such Marketing Partners, then the rights of such Marketing Partners with respect to Licensed Products shall terminate upon termination of Alcon’s rights with respect to Licensed Products.

(g) Governance. Any activities undertaken by NovaCal or a Third Party designee with respect to the Licensed Products during the Agreement Wind-Down Period shall be subject to the authority of the Coordination Committee or any of the provisions of Article 2, 3, 4, 5 or 6 above.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(h) Transition Assistance. Provided that the termination of this Agreement is not a termination by Alcon pursuant to Section 12.3, Alcon agrees to fully cooperate with NovaCal and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of Licensed Products to NovaCal and/or its designee(s) during the Agreement Wind-Down Period. Without limiting the foregoing, Alcon shall promptly provide NovaCal copies of customer lists and other customer information relating to Licensed Products reasonably necessary in Alcon’s reasonable opinion for NovaCal to continue to market such Licensed Products, which NovaCal shall have the right to use and disclose for any purpose during the Agreement Wind-Down Period and thereafter. Upon request by NovaCal, Alcon shall transfer to NovaCal some or all quantities of Licensed Products in its or its Affiliates’ possession (as requested by NovaCal), within thirty (30) days after the end of the Agreement Wind-Down Period; provided, however, that NovaCal shall reimburse Alcon for the out-of-pocket costs that Alcon actually incurred to Manufacture or otherwise acquire the quantities so provided to NovaCal. If any Licensed Product was Manufactured by any Third Party for Alcon, or Alcon had contracts with vendors which contracts are necessary or useful for NovaCal to take over responsibility for the Licensed Products in the Territory, then Alcon shall to the extent possible and requested in writing by NovaCal, assign all of the relevant Third-Party contracts to NovaCal, and in any case, Alcon agrees to cooperate with NovaCal to ensure uninterrupted supply of Licensed Products. If Alcon or its Affiliate Manufactured any Licensed Product at the time of termination, then Alcon (or its Affiliate) shall continue to provide for Manufacturing of such Licensed Product for NovaCal, at the rate set forth in Section 6.1.4, from the date of notice of such termination until such time as NovaCal is able, using Commercially Reasonable Efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Licensed Product may be procured and legally sold in the Territory, but in no event later than the expiration of the Agreement Wind-Down Period.

(i) Return of Materials. Except to the extent it has the right to use such Confidential Information in accordance with the express terms hereof, within forty-five (45) days after the end of the Agreement Wind-Down Period, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to such other Party, as such other Party may direct, at such other Party’s expense; provided that each Party may retain one (1) copy of such Confidential Information for its legal archives.

12.5.2 Termination with respect to a Sub-Field Pursuant to Section 12.2. If Alcon electively terminates this Agreement with respect to a particular Sub-Field pursuant to Section 12.2, then:

(a) Ongoing Trials. If there are any ongoing clinical trials with respect to Licensed Products in such Sub-Field being conducted by or on behalf of Alcon (or its Affiliate or Marketing Partner) at the time of notice of termination, Alcon agrees, at NovaCal’s request, to (i) promptly transition to NovaCal or its designee some or all of such clinical trials and the activities related to or supporting such trials at Alcon’s expense, (ii) continue to conduct such clinical trials for a period requested by NovaCal up to a maximum of six (6) months after the effective date of such termination, for which NovaCal would reimburse Alcon for its out-of-pocket expenses incurred with respect thereto, or (iii) terminate such clinical trials; in each case as requested by NovaCal, but in no event shall Alcon be required to continue clinical trials if it reasonably believes such continuation might adversely affect the health of the patients participating in the study.

(b) Commercialization. If requested by NovaCal, Alcon and its Affiliates and Marketing Partners shall continue to distribute and sell Licensed Products in such Sub-Field in each country of the Territory for which Marketing Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by NovaCal not to exceed two (2) years from the effective date of such expiration or termination (for purposes of this Section 12.5.2, the “Sub-Field Wind-Down Period”); provided that NovaCal may terminate the Sub-Field Wind-Down Period upon sixty (60) days’ notice to Alcon. Notwithstanding any other provision of this Agreement, during the Sub-Field Wind-Down Period, Alcon’s, its Affiliates’ and its Marketing Partners’ rights with respect to Licensed Products in such Sub-Field (including the licenses granted under Section 7.1) shall be non-exclusive, NovaCal’s obligations under Section 7.4 shall terminate with respect to such Sub-Field , and NovaCal shall have the right to engage one or more other Alcon(s) or distributor(s) of Licensed Products in such Sub-Field in all or part of the Territory. Any Licensed Products in such Sub-Field sold or disposed by Alcon or its Affiliates or Marketing Partners during the Sub-Field Wind-Down Period shall be subject to royalties under Section 8.4 above. After the Sub-Field Wind-Down Period, Alcon and its Affiliates and Marketing Partners shall not make any representation regarding their status as a Licensee of or distributor for NovaCal for any Licensed Product in such Sub-Field.

(c) Regulatory Filings. Alcon shall promptly assign and transfer to NovaCal all Regulatory Filings for Licensed Products in such Sub-Field that are held or controlled by or under authority of Alcon or its Affiliates or Marketing Partners, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to NovaCal. Alcon shall cause each of its Marketing Partners to transfer any such Regulatory Filings to NovaCal if this Agreement terminates. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to NovaCal, Alcon shall grant to NovaCal a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Licensed Products in such Sub-Field, and shall cooperate fully to make the benefits of such Regulatory Filings available to NovaCal and/or its designee(s). Within sixty (60) days after notice of such termination, Alcon shall provide to NovaCal copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How information pertaining to any Licensed Compounds, Development Compound or Licensed Product, or the manufacture thereof, in each case with respect to such Sub-Field. NovaCal shall be free to use and disclose such Regulatory Filings and other items in connection with the license under Section 12.5.2(d) below.

(d) Technology Licenses. Alcon hereby grants NovaCal, effective upon the notice of such termination, a non-exclusive, worldwide, license, under (i) any Patent Controlled by Alcon or its Affiliates covering Licensed Products for which any human clinical trial or other human testing had been initiated or that were being Commercialized by or under authority of Alcon at the time of such termination and (ii) any Know-How disclosed to NovaCal under this Agreement or developed or utilized by Alcon in connection with such Licensed Products; in each case to make, have made, use, sell, offer for sale and import such Licensed Products in such Sub-Field. For such license, NovaCal shall pay Alcon a royalty that shall not exceed [***] of net sales of such Licensed Compounds or Licensed Products covered by such Patents or incorporating such Know-How. Accordingly, within thirty (30) days of notice of termination under Section 12.2, the Parties shall initiate good faith negotiations to define an appropriate license agreement. Notwithstanding the foregoing, NovaCal shall not have the right to exercise the licenses granted pursuant to this Section 12.5.2(d) with respect to Know-How and Patents in a manner that can reasonably be expected to (i) create a risk of substitutability of the type contemplated in Section 2.6.3 hereof, or (ii) otherwise compete with Alcon products in the ophthalmic, otic and nasal fields, other than in the terminated Sub-Field.

(e) Trademarks. Alcon hereby assigns and shall cause to be assigned to NovaCal all worldwide rights in and to any trademarks or trade dress specific to one or more Licensed Products in such Sub-Field that Alcon used with such Licensed Product(s) if such trademarks or trade dress are not used by Alcon or its Affiliates or Marketing Partners with Licensed Products in other Sub-Fields or, in Alcon’s reasonable opinion, are not too similar to trademarks or trade dress used by Alcon for other products in any Sub-Field. It is understood that such assignment shall not include the Alcon name or trademark for the Alcon company itself.

(f) Marketing Partners. Alcon’s Marketing Partners of Licensed Products in such Sub-Field shall, at the request of NovaCal, be assigned to NovaCal to the furthest extent possible. In the event NovaCal does not request assignment of such Marketing Partners, then the rights of such Marketing Partners with respect to Licensed Products in such Sub-Field shall terminate upon termination of Alcon’s rights with respect to such Licensed Products.

(g) Governance. Any activities undertaken by NovaCal or a Third Party designee with respect to the Licensed Products in such Sub-Field during the Sub-Field Wind-Down Period shall be subject to the authority of the Coordination Committee or any of the provisions of Article 2, 3, 4, 5 or 6 above.

(h) Transition Assistance. Alcon agrees to fully cooperate with NovaCal and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of Licensed Products in such Sub-Field to NovaCal and/or its designee(s) during the Sub-Field Wind-Down Period. Without limiting the foregoing, Alcon shall promptly provide NovaCal copies of customer lists and other customer information relating to such Licensed Products reasonably necessary in Alcon’s reasonable opinion for NovaCal to continue to market such

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Licensed Products in such Sub-Field, which NovaCal shall have the right to use and disclose for any purpose related to such Sub-Field during the Sub-Field Wind-Down Period and thereafter. Upon request by NovaCal, Alcon shall transfer to NovaCal some or all quantities of Licensed Products in such Sub-Field in its or its Affiliates’ possession (as requested by NovaCal), within thirty (30) days after the end of the Sub-Field Wind-Down Period; provided, however, that NovaCal shall reimburse Alcon for the out-of-pocket costs that Alcon actually incurred to Manufacture or otherwise acquire the quantities so provided to NovaCal. If any Licensed Product in such Sub-Field was Manufactured by any Third Party for Alcon, or Alcon had contracts with vendors which contracts are necessary or useful for NovaCal to take over responsibility for such Licensed Products in the Territory, then Alcon shall to the extent possible and requested in writing by NovaCal, assign all of the relevant Third-Party contracts to NovaCal, and in any case, Alcon agrees to cooperate with NovaCal to ensure uninterrupted supply of such Licensed Products. If Alcon or its Affiliate Manufactured any Licensed Product in such Sub-Field at the time of termination, then Alcon (or its Affiliate) shall continue to provide for Manufacturing of such Licensed Product for NovaCal, at the rate set forth in Section 6.1.4, from the date of notice of such termination until such time as NovaCal is able, using Commercially Reasonable Efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Licensed Product may be procured and legally sold in the Territory.

(i) Return of Materials. Except to the extent it has the right to use such Confidential Information in accordance with the express terms hereof, within forty-five (45) days after the end of the Sub-Field Wind-Down Period, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party relating to such Sub-Field that are in its or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to such other Party, as such other Party may direct, at such other Party’s expense; provided that each Party may retain one (1) copy of such Confidential Information for its legal archives.

(j) Credit to Alcon. In the event Alcon terminates this Agreement with respect to a particular Sub-Field pursuant to Section 12.2 , Alcon shall have the right to credit [***] of the technology access fee paid to NovaCal under Section 8.1 attributable to such Sub-Field (e.g., if Alcon terminates its rights with respect to the Otic Sub-Field, then [***] would be creditable under this provision) against (i) Milestone Payments payable to NovaCal under Section 8.3 upon achievement of Milestone Events 3 and 4, and (ii) royalty payments payable to NovaCal under Section 8.4 on Net Sales of Licensed Products occurring after the effective date of such termination; provided, however, in no event will any payment due to NovaCal be so reduced by more than [***] and no amount of any portion of the technology access fee be refundable.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

12.6 Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by applicable law, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue five (5) business days in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such five (5) business day period (or such shorter period if required by applicable law and as notified to the non-terminating Party in writing) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

ARTICLE 13

MISCELLANEOUS

13.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

13.2 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. If any permitted assignment would result in withholding or other similar taxes becoming due on payments to the other Party under this Agreement, such payments shall be subject to such withholding tax laws, rules and regulations as may be applicable and, if such laws, rules or regulations require a withholding to be made from such payments, the payments net of withholding taxes shall constitute full compliance with this Agreement. No assignment or transfer of this Agreement to any Third Party shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 13.2, any attempted assignment or transfer of this Agreement to any Third Party shall be null and void.

13.3 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to NovaCal, addressed to:	NovaCal Pharmaceuticals, Inc.
5980 Horton Street, Suite 550
Emeryville, California 94608
Attention:President
Telephone: (510) 595-1100
Facsimile: (415) 329-2034

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Ian B. Edvalson, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

If to Alcon, addressed to:	Alcon Manufacturing, Ltd.
6201 S. Freeway
Fort Worth, TX 76134-2099
Attention: Tom Capetan,
Sr. Director, Licensing/Business Development
Telephone: (817) 551-8361
Facsimile: (817) 568-7638

With a copy to:	Alcon Research, Ltd.
6201 S. Freeway, TB4-8
Fort Worth, TX 76134-2099
Attention: Gregg Brown,
Vice President, IP Legal
Telephone: (817) 551-8663
Facsimile: (817) 551-4610

13.4 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.5 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period. If such termination is by NovaCal, it shall be deemed a termination under Section 12.2, and if such termination is by Alcon, it shall be deemed a termination under Section 12.3 by reason of a breach by NovaCal.

13.6 Entire Agreement/Modification. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties, except for that certain Material Transfer Agreement between NovaCal and Alcon Research, Ltd. effective as of July 1, 2005 (the “MTA”). Accordingly, it is understood and acknowledged that the MTA shall continue in full force in accordance with its terms. In the event of any conflict between the MTA and this Agreement, the provisions of this Agreement shall control. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

13.7 Relationship of the Parties. The Parties agree that the relationship of NovaCal and Alcon established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

13.8 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

13.9 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all rights and obligations of NovaCal and Alcon are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

13.10 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

13.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

NOVACAL PHARMACEUTICALS, INC.		ALCON MANUFACTURING, LTD.

By:	/s/ RON NAJAFI	By:	/s/ CARY R. RAYMENT
Name:	Ron Najafi, PhD	Name:	Cary R. Rayment
Title:	Chairman and CEO	Title:	Chairman, Chief Executive Officer

List of Exhibits:

Exhibit 1.3:	Aganocide Compound

Exhibit 3.2:	Discovery Research Plan Guidelines

Exhibit 6.1.4:	Manufacturing Cost

Exhibit 6.1.5:	Supply Agreement Terms and Conditions

Exhibit 8.2:	Minimum Number of NovaCal FTEs

Exhibit 10.4.1:	Press Release

EXHIBIT 1.3

AGANOCIDE COMPOUND

For purposes of this Agreement and for purposes of providing specific examples but without limiting the definition in Section 1.3, Aganocide Compounds shall include [***].

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 3.2

DISCOVERY RESEARCH PLAN GUIDELINES

This exhibit is the initial Discovery Research Plan Guidelines under which Alcon and NovaCal will work together in the discovery and characterization of currently identified and newly identified Aganocides. The Plan will be finalized within 60 days of the Effective Date of the Contract per Article 3, section 3.1 and 3.2.

Compounds identified through this Discovery Research Plan which are deemed suitable candidates for development will be recommended to the Coordination Committee for review per Article 3, section 3.4.

NovaCal shall be primarily responsible for the activities under the Discovery Research Program per Article 3, section 3.3. The Discovery Research Plan will be mutually agreed upon by the Coordination Committee. Alcon will conduct agreed upon activities to facilitate discovery and characterization of novel Aganocides. NovaCal will conduct Research activities to specifications accepted by Alcon and agreed to by the Coordination Committee.

The Coordination Committee will agree on the activities under the Discovery Research Program and will periodically review the progress and recommend future directions of the Discovery Research Plan per Articles 2 and 3.

I.	Discovery Objectives

[***]

II.	[***]

a.	NovaCal activities

[***]

b.	Alcon activities for pre-IND and Proof of Concept Studies

[***]

III.	Novel additional compounds

a.	NovaCal Discovery

[***]

b.	Alcon Discovery and pre-IND/IDE activities

[***]

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 6.1.4

MANUFACTURING COST

“Manufacturing Cost” means, with respect to a Development Compound supplied by NovaCal or a Licensed Product supplied by Alcon hereunder, amounts incurred or accounted for by NovaCal for the sum of (i) Actual Materials Cost, (ii) Actual Labor Cost, and (iii) Allocable Overhead, in each case calculated in accordance with GAAP; provided, however with respect to Development Compound (or component thereof) acquired or licensed by NovaCal from a Third Party or a Licensed Product (or component thereof) acquired or licensed by Alcon from a Third Party, the Manufacturing Costs for such Development Compound or Licensed Product, as applicable, (or component thereof) shall be deemed to be the amount paid therefor to such Third Party, plus Actual Materials Cost, Actual Labor Cost, Allocable Overhead incurred or accounted for by NovaCal or Alcon, and licensing fees (if any) paid to Third Parties, as applicable for the quality control, storage, handling, processing, preparation and transfer of such purchased Development Compound or Licensed Product.

(A) “Actual Materials Cost” means the actual unit cost of all raw materials multiplied by the actual number of units of such raw materials consumed in the manufacture of Development Compound or the Manufacture of Licensed Product, as applicable, including any yield variances and any write-offs caused by obsolescence, accident and book-to-physical differences, in each case occurring in the normal course of the manufacturing process.

(B) “Actual Labor Cost” means actual employee costs allocable to the manufacture Development Compound or Manufacture of Licensed Product, as applicable, which are as follows: salaries, payroll taxes, employee benefits, holiday, sickness, overtime pay and bonuses with respect to such employees. For clarity, Actual Labor Costs shall exclude any employee costs associated with equity incentive plans.

(C) “Allocable Overhead” means: (i) depreciation of or rent/lease expenses for property, plant or equipment, (ii) plant management (e.g., supervisors, human resources and purchasing), (iii) plant services (e.g., engineering, and production planning), (iv) plant utilities, (v) plant maintenance, (vi) freight and storage costs (at any stage in manufacturing), (vii) cost accounting, data processing and information systems services, (viii) non-reimbursable taxes and duties (excluding income tax), (ix) expenses related to environmental protection, (x) costs of security and surveillance, and (xi) costs of plant fire insurance protection, in each case allocable to or used in the manufacture of Development Compound or Manufacture of Licensed Product, as applicable. For clarity, Allocable Overhead excludes (a) all costs and charges related to or occasioned by or for idle or excess manufacturing capacity, (b) the manufacture of other products (other than Development Compound or Licensed Product), (c) depreciation of or rent/lease expenses for property, plant or equipment not related to manufacturing of Development Compound or Manufacturing of Licensed Product, as applicable, and (d) allocation of general corporate overhead (e.g., executive management, investor relations, business development, legal affairs, finance and cost of capital, whether or not such capital is attributable to the manufacture of any Development Compound or Manufacture of any Licensed Product).

EXHIBIT 6.1.5

SUPPLY AGREEMENT TERMS AND CONDITIONS

The Supply Agreements shall include and be consistent with the following terms and conditions:

Product Supply: NovaCal will have the right and obligation to supply (or have supplied), to the extent provided in Section 6.1 of the Agreement, Development Compounds meeting the applicable Specification that are forecasted and ordered by Alcon, its Affiliates and Marketing Partners. Similarly, Alcon will have the right and obligation to supply (or have supplied), to the extent provided in Section 6.1 of the Agreement, Development Compounds and Licensed Products meeting the applicable Specifications that are forecasted and ordered by NovaCal, its Affiliates and Co-Marketing Partners. Each such particular Development Compound or Licensed Product, hereinafter referred to as a “Product”. “Specification” will be defined in more detail in the Quality Agreement (as described below) to mean the mutually agreed upon analytical and quality specifications (including GMP) for the Development Compound or Product, as applicable, necessary to meet the requirement of the applicable Marketing Approvals or otherwise mutually agreed by the Parties, including, as applicable, packaging specifications.

Forecast: The Party so ordering the Product (the “Ordering Party”) will provide the other Party (the “Supplying Party”) with a twelve (12) month rolling forecast, the first three (3) months of which shall be binding for the requirements for Product. The requirements and responsibilities of both Parties shall be finalized in the Supply Agreement.

Orders: Orders will be made pursuant to a mutually agreed form of purchase order. Any additional or inconsistent terms or conditions of any purchase order, acknowledgment or similar standardized form given or received shall have no effect and such terms and conditions will be excluded.

Invoicing: The Supplying Party will invoice the Ordering Party for Product at the time of shipment. All payments will be made net 30 days from date of invoice.

Shipping: Delivery of Product shall be FOB (U.C.C) place of manufacture. Supplying Party shall load all Product onto Ordering Party’s designated carrier at Supplying Party’s facilities, and title and risk of loss shall thereof pass to Ordering Party when the Product is loaded.

Quality: The process for release of each Product, and the responsibilities for GMP compliance and regulatory activities will be detailed in a “Quality Agreement”. The Quality Agreement will be negotiated between Supplying Party and Ordering Party in good faith and include standard and customary terms and conditions and be incorporated into the Supply Agreement by reference and executed prior to manufacture of process validation lots. In the event that Supplying Party and Ordering Party are unable to agree on whether certain lot of Product is defective, retained samples of the lot in question shall be submitted to a mutually agreed independent reference lab to be described in more detail in the Quality Agreement. The results of the independent lab testing shall be binding. The cost of testing shall be borne by Supplying Party if such lab determines that the Product is found to be defective or by Ordering Party if such lab determines that the Product is in conformance with the Specifications. In the event of a determination that the Product is not defective, Ordering Party shall promptly pay Supplying Party for all such Product, including any allegedly defective Product shipped to Ordering Party. In the event of a determination that the Product is defective, the order for such Product will be canceled and Ordering Party will make a separate order therefor after discussions with Supplying Party.

Supply Failure: If Supplying Party materially fails to supply, or have supplied, quantities of Product that it is required to supply, except as a result of a default by Ordering Party or force majeure event, Supplying Party will, at Ordering Party’s written request, provide Ordering Party (including any Third Party contract manufacturer designated by ARL) with access to and the right to use, without charge (other than the administrative costs of transfer), all Supplying Party manufacturing intellectual property (including without limitation, Patents, Know-How, and related information and materials) necessary or reasonably useful to manufacture such Product, except that Ordering Party shall not exercise such rights (a) through a competitor of Supplying Party or (b) in any country that does not adhere to and respect internationally recognized intellectual property and trade regulations. The Supply Agreement will include mechanisms for the transfer of such intellectual property to Ordering Party in the event of such failure to supply. If Ordering Party elects to exercise such rights to manufacture or have manufactured Product, then, at such time as Supplying Party or its contract manufacturer can reasonably demonstrate its ability to again supply Product in accordance with the Supply Agreement, such manufacturing rights of Ordering Party shall cease and Supplying Party shall have the right to supply Product.

Term: The term of the Supply Agreement will be coextensive with the Agreement and will be subject to termination on the same terms as the Agreement.

EXHIBIT 8.2

MINIMUM NUMBER OF NOVACAL FTES

Calendar Year	Number of NovaCal FTE s to be funded under Discovery or Development Plans

[***]	[***]

[***]	[***]

*The number of NovaCal FTEs to be funded by Alcon hereunder for calendar years [***] shall be agreed to by the Coordination Committee on an annual basis during the third quarter of the immediately preceding year. However, the number of NovaCal FTEs so funded during any such calendar year shall not be less than [***] of the average number of funded NovaCal FTEs in the prior calendar year.

Funding for the FTEs in calendar year 2006 would commence upon the Coordination Committee’s agreement on the scope of the Discovery Research Program. Alcon’s FTE funding commitment will be paid semi-annually in advance (i.e., January and July of each year) as described in Section 8.2.1. During any calendar year, Alcon may reduce the number of NovaCal FTEs to be funded hereunder by providing three (3) months notice to NovaCal specifying the reduction in NovaCal FTEs proposed, but in no event shall Alcon reduce the number of applicable FTEs for such calendar year by more than [***] of the number established pursuant to the above paragraph, in which case the Coordination Committee shall promptly meet and adjust the Discovery Plan or Development Plans, as applicable, to accommodate such reduction. Notwithstanding anything herein to the contrary, in no event shall any FTE payment made by Alcon be refundable or creditable.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 10.4.1

PRESS RELEASE

NovaCal Licenses Novel Anti-Infective Compounds for Eye, Ear and Sinus Infections to Alcon

EMERYVILLE, CA. September __, 2006 – NovaCal Pharmaceuticals Inc. (“NovaCal”) announced today that it has signed a collaboration and license agreement with an affiliate of Alcon, Inc. (NYSE:ACL), the world’s leading eye care company, to research, develop and commercialize NovaCal’s novel Aganocide™ compounds to treat infections of the eye, ear and sinus, including those associated with persistent bacterial biofilms.

Under the terms of the agreement, Alcon Manufacturing Limited will make an up front payment to NovaCal, as well as ongoing payments associated with the achievement of development milestones and approval of products incorporating Aganocide compounds. Alcon will also provide research funding to NovaCal for four years as part of a collaborative research program, which is extendable by Alcon for additional periods. Alcon will be responsible for all clinical development costs and NovaCal will receive royalties on the sales of products containing any Aganocide™ compound.

NovaCal retains all rights to the Aganocide™ compounds, including new compounds resulting from the collaboration, for other therapeutic indications and uses. NovaCal also retains the right to co-market products resulting from the agreement for ear and sinus infections in major markets in Asia.

“We are delighted by this important deal with Alcon, who already has been conducting preliminary testing of NovaCal’s Aganocide™ compounds over the past year. Alcon is the worldwide leader in the eye, with outstanding research, clinical development and marketing capabilities in the ophthalmic field,” said Dr. Ron Najafi, Ph.D., Chairman and Chief Executive Officer of NovaCal. “We believe our partnership with Alcon is a major step forward in fully developing this new class of non-antibiotic anti-infective compounds.”

“NovaCal’s Aganocide™ compounds are of great interest to us because of their broad application to bacterial and viral infections as well as their potential in multiple therapeutic areas,” said Scott Krueger, PhD, Alcon’s vice president R&D for pharmaceutical development. “These are novel compounds that are currently unexampled in topical treatment of infections in the eye, ear and nose.”

About NovaCal Pharmaceuticals

Novacal is a private clinical stage biopharmaceutical company committed to developing its proprietary class of new, non-antibiotic anti-infective compounds, known as Aganocide compounds, and products based thereon. The Aganocide compounds destroy bacteria by attacking multiple sites and are also effective against bacteria that are protected by biofilm. NovaCal’s drug development programs are aimed at treating or preventing infections that have a major impact on patients including those caused by multi-drug resistant bacteria. NovaCal’s internal programs largely focus on hospital acquired infections that cause increased morbidity and mortality and that are difficult to treat with existing antibiotics. NovaCal’s first compound, NVC-101, is in exploratory clinical trials in the United States for the treatment of infected venous ulcers. NovaCal’s second compound, NVC-422, is expected to enter clinical trials in the first quarter of 2007. For more information on NovaCal please visit www.novacal.com

About Alcon

Alcon, Inc. is the world’s leading eye care company, with global sales of $4.4 billion in 2005. Alcon, which has been dedicated to the ophthalmic industry for more than 50 years, develops, manufactures and markets pharmaceuticals, surgical equipment and devices, contact lens solutions and other vision care products that treat diseases, disorders and other conditions of the eye. In addition to its eye products, Alcon markets Ciprodex® otic suspension, the leading topical ear infection drug in the U.S. It also has developed an investigational nasal allergy drug, Patanase® nasal spray, for the treatment of seasonal rhinitis, for which a New Drug Application has been filed with the U.S. Food and Drug Administration. Ciprodex® is licensed from Bayer, AG.

Caution Concerning Forward-Looking Statements

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NovaCal Pharmaceuticals, Inc. (the “Company”) disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company’s or its partner’s clinical development of its drug candidates, the potential benefits of the Company’s drug candidates and the size of the potential market for the Company’s products. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company’s intellectual property or trade secrets, the Company’s ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s information at www.novacal.com.

Press Contacts:

NovaCal:

Ron Najafi, 510-595-1100 x150 or Jack O’Reilly, 510-595-1100 x151

www.novacal.com